Exhibit 4.3

CYTEC EMPLOYEES’ SAVINGS AND PROFIT SHARING PLAN

Restated Effective January 1, 2010

ARTICLE 9 TIME AND METHOD OF PAYMENT OF BENEFITS		30

9.01	Time of Payment of Account Balance	30
9.02	Deferred Distribution	30
9.03	Payment Options	30
9.04	Distribution Election	30
9.05	Immediate Distribution	31
9.06	Automatic Rollovers	31
9.07	Distribution to Alternate Payee	31
9.08	Minimum Distribution Requirements	31

ARTICLE 10 WITHDRAWALS		35

10.01	Hardship Withdrawal	35
10.02	Age 59 1/2 Withdrawals	36
10.03	Withdrawals of Matching Contributions	36
10.04	Withdrawals of Employee After-Tax Contributions	36
10.05	Effective Date	36
10.06	Withdrawals in Company Stock	36

ARTICLE 11 LOANS		37

11.01	Loan Application	37
11.02	Loan Terms and Conditions	37
11.03	Funding of Loans	38
11.04	Loan Repayment and Prepayment	38
11.05	Loan Default	38

ARTICLE 12 INVESTMENTS		39

12.01	Investment Funds	39
12.02	Investment Options of Members	39
12.03	Election of Investment Options	39
12.04	Transfer of Accumulated Values	39
12.05	ESOP Diversification of Investment	39
12.06	Investment of Matching Contributions	40
12.07	Cash Dividends on Company Stock Fund	40
12.08	Investment of Income	40
12.09	Temporary Investments	40

ARTICLE 13 MEMBERS’ ACCOUNTS IN FUNDS		41

13.01	Separate Accounts	41
13.02	Payments to Trustee	41
13.03	Units	41

ARTICLE 14 MEMBER’S QUARTERLY STATEMENT		42

ARTICLE 15 NOTICES, ETC.		43

15.01	Notices to Employees, Etc.	43
15.02	Notices to Administrator	43

ARTICLE 16 APPOINTMENT OF TRUSTEE AND CIPF		44

16.01	Appointment of Trustee	44
16.02	Appointment of CIPF	44

ARTICLE 17 VOTING OF COMPANY STOCK		45

17.01	Notice	45
17.02	Vote	45
17.03	No Discretion	45

ARTICLE 18 ADMINISTRATION		46

18.01	Appointment of Administrator	46
18.02	Appointment of Fiduciary	46
18.03	Books and Records	46
18.04	Powers of the Administrator	46
18.05	Communications	47
18.06	Claims Review Procedure	47
18.07	Costs and Expenses	47

ARTICLE 19 TERMINATION, AMENDMENT, MODIFICATION AND SUSPENSION		48

19.01	Company Discretion	48
19.02	Effect	48
19.03	Immediate Vesting; Subsequent Distribution	48
19.04	No Diversion	48
19.05	Compliance with Law	48
19.06	Merger or Transfer	48

ARTICLE 20 MEMBERS’ RIGHTS NOT TRANSFERABLE OR ASSIGNABLE		49

20.01	Anti-Alienation Rule	49
20.02	QDRO Exception	49

ARTICLE 21 DESIGNATION OF BENEFICIARIES		50

ARTICLE 22 SALE OF DISTRIBUTED SECURITIES		51

ARTICLE 23 TRANSFERS FROM OTHER QUALIFIED PLANS AND QUALIFIED TRUSTS		52

23.01	Transfers	52
23.02	Transfers of Employees	52
23.03	No Benefit Reduction	52

ARTICLE 24 ROLLOVER		53

24.01	Rollover	53
24.02	Membership	53
24.03	Direct Rollovers	53

ARTICLE 25 TOP HEAVY RULES		55

25.01	Minimum Employer Contribution	55
25.02	Additional Contribution	55
25.03	Determination of Top Heavy Status	55
25.04	Definitions	55

ARTICLE 26 MISCELLANEOUS PROVISIONS		57

26.01	Burden of Investment Risk	57
26.02	No Contract of Employment	57

26.03	Missing Members	57
26.04	Governing Law	57

ARTICLE 27 EMPLOYEE STOCK OWNERSHIP PLAN		58

27.01	General	58
27.02	Acquisition and Disposition of Company Stock	58

CYTEC EMPLOYEES’ SAVINGS AND PROFIT SHARING PLAN

PREAMBLE

The Cytec Employees’ Savings and Profit Sharing Plan (the “Plan”) was established effective January 1, 1994 for the benefit of employees of Cytec Industries Inc., which prior to that date had been a business unit of American Cyanamid Company, and for the benefit of employees of Cytec Engineered Materials Inc. and D Aircraft Products, Inc. The portion of the Cyanamid Employees Savings Plan attributable to Cytec employees was transferred to this Plan. Cytec employees who participated in the Cyanamid Employees Savings Plan became immediate participants in this Plan, and all Years of Service earned while employed by American Cyanamid Company or its affiliates count as Years of Service under this Plan for purposes of vesting.

The Plan was restated effective January 1, 1997 to incorporate Amendment Numbers 1 and 2, and certain other changes required by the Uniformed Services Employment and Reemployment Rights Act of 1994 and the Small Business Job Protection Act of 1996. The Plan was again restated effective January 1, 2001 to incorporate Amendments Numbers 1 through 5. The Plan was then further restated in its entirety effective January 1, 2001 to comply with various changes in the tax laws including the Retirement Protection Act of 1994 (as included in legislation implementing the General Agreement on Tariffs and Trade), the Taxpayer Relief Act of 1997, and the Internal Revenue Service Restructuring and Reform Act of 1998 and the Community Renewal Tax Relief Act of 2000.

The purpose of the Plan is to provide eligible employees with the opportunity to accumulate personal savings and to share in the growth and ownership of Cytec Industries Inc. through receipt of profit sharing contributions and the allocation of common stock. This Plan is intended to be a profit sharing plan. Contributions, other than profit sharing contributions described in Article 7, are not dependent on the earnings of Cytec Industries Inc.

Effective May 1, 2004, that portion of the Plan invested in Company Stock as of April 30, 2004 was designated as an employee stock ownership plan as defined in Section 4975(e)(7) of the Code. Additionally, all contributions made to the Plan on or after May 1, 2004, including both Employer contributions and Member contributions, shall be made to the ESOP portion of the Plan. As such, those portions of the Plan are designed to invest primarily in qualified employer securities as defined by Section 4975(e)(8) of the Code, and those portions of the Plan shall be a stock bonus plan.

Effective January 1, 2006, the Plan was restated to incorporate Amendments Nos. 1-8, to make conforming changes to comply with the final 401(k) and (m) regulations and to implement the diversification requirements of the Pension Protection Act of 2006 effective January 1, 2007. The terms of the Plan as amended and restated effective January 1, 2006 shall apply to any Member who terminates, retires, dies or becomes disabled after January 1, 2006 unless indicated otherwise.

Each non-collective bargaining unit Employee who was actively employed or on a leave of absence on December 31, 2007, and who was a Participant in the Plan as of December 31, 2007, shall have the assets and liabilities attributable to their account under the Plan as of 11:59 p.m. on December 31, 2007 transferred to the Cytec Employees Savings Plan effective January 1, 2008.

The Plan is currently being amended and restated effective January 1, 2010 to incorporate Amendment Nos. 1 – 7 and to implement certain rollover options required under the Pension Protection Act of 2006.

ARTICLE 1

DEFINITIONS

As used herein:

1.01 “Act” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.02 “Actual Contribution Percentage” shall mean the average (expressed as a percentage) of the Contribution Percentages of all the Eligible Participants.

1.03 “Adjustment Factor” shall mean the cost of living adjustment factor prescribed by the Secretary of the Treasury under Section 415(d) of the Code for years beginning after December 31, 1987, as applied to such items and in such manner as the Secretary shall provide.

1.04 “Administrator” shall have the meaning specified in Article 18.01.

1.06 “Annuity Starting Date” shall mean effective September 1, 2004 the first day of the first period for which the Plan pays an amount to a Participant in any form.

1.07 “Break in Service” shall mean a Computation Period during which a person shall not be an Employee at some time during each of three months.

1.08 “Catch-up Contributions” shall mean Employee Before-Tax Contributions made by a Member in accordance with Article 3.04.

1.09 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.10 “Committee on Investment of Pension Funds” or “CIPF” shall mean the Committee established by the Company pursuant to Article 16 to select and monitor the investment funds available for investment under the Plan.

1.11 “Company” shall mean Cytec Industries Inc., a Delaware corporation, and any successor thereto.

1.12 “Company Contribution” shall mean a profit sharing contribution to the Plan made by or on behalf of any Employer pursuant to Article 7.

1.13 “Company Stock” shall mean effective May 1, 2004 shares of voting common stock or noncallable preferred stock issued by the Company which constitute “employer securities” or “qualifying employer securities” under Sections 409(l) and 4975(e) of the Code.

1.14 “Computation Period” shall mean a twelve consecutive month period commencing on the date on which such person first becomes an Employee and on each succeeding anniversary thereof.

1.15 “Contribution Percentage” shall mean the ratio (expressed as a percentage) of the sum of the Employee After-Tax Contributions and Matching Contributions under the Plan on behalf of the Eligible Participant for the Plan Year to the Eligible Participant’s Earnings for the Plan Year.

1.16 “Earnings” shall mean wages within the meaning of IRS Section 3401(a) (for the purposes of income tax withholding at the source) but determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed, prior to any reduction as contemplated by Article 3 of the Plan or Sections 125, 127, 129 or successor provisions of the Code paid to an Employee by an Employer, but excluding severance pay, short term disability payments, long term disability payments, amounts realized from the exercise of a non-qualified stock-option, or when restricted stock (or property) held by an employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture; amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock-option; amounts which receive special tax benefits, such as premiums for group-term life insurance (but only to the extent that the premiums are not includible in the gross income of the employee); education assistance; employer provided dependent care assistance; certain employee awards (meal money, safety shoes, gift certificates, protective glasses, special allowances, etc.); all moving expenses; and contributions made by the employer to a plan of deferred compensation to the extent that the contributions are not includible in the gross income of the Employee for the taxable year in which contributed; provided, however, that in no event will the annual Earnings of an employee exceed the limitation provided for in Section 401(a)(17) of the Code, as adjusted by the Adjustment Factor. Earnings shall also include Earnings as defined above, paid to an Employee by a non U.S. employer required to be aggregated with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code; provided, that such Employee was a Member in the Plan prior to his transfer to the non U.S. member of the controlled group, and the non-U.S. member of the controlled group is not accruing pension benefits on behalf of the Employee for such period of service. For Plan Years beginning after January 1, 2000, Earnings paid or made available during such Plan Year shall include elective amounts that are not includible in the gross income of the Employee by reason of Section 132(f)(4) of the Code.

The Annual Earnings of each Member taken into account in determining allocations for any Plan Year beginning after December 31, 2009, shall not exceed $245,000, as adjusted for cost-of-living increases in accordance with Section 401(a)(17)(B) of the Code. Annual Earnings means Earnings during the Plan Year or such other consecutive 12-month period over which Earnings is otherwise determined under the Plan (the determination period). The cost-of-living adjustment in effect for a calendar year applies to Annual Earnings for the determination period that begins with or within such calendar year.

For purposes of Section 7.01 only, Earnings used to determine the profit sharing contribution for the 1996 plan year and thereafter shall mean (i) with respect to a salaried Employee, the Employee’s regular, fixed wage or salary (other than a retainer or fee) paid to an Employee by an Employer for a normal work period prior to any reduction as contemplated by Article 3 of the Plan or Sections 125, 127, 129 or successor provisions of the Code, and exclusive of incentive compensation, any compensation for overtime, shift differential, special remuneration, bonuses, sales commissions, and cash awards paid (whether or not customarily) to salesman or sales managers, determined as of September 1 of each Plan Year times the number of such work periods in the Plan Year; and (ii) with respect to an hourly Employee, the Employee’s hourly rate of base pay on September 1 of each Plan Year times the Employee’s normal work period (not to exceed 40 hours per week) times the number of such work periods in the Plan Year; provided, however, that in no event will the annual Earnings of any Employee exceed the limitation provided for in Section 401(a)(17) of the Code, as adjusted by the Adjustment Factor.

In addition to other applicable limitations set forth in the Plan, and notwithstanding any other provision of the Plan to the contrary, effective January 1, 1997, the annual Earnings of each Employee taken into account under the Plan shall not exceed the OBRA ‘93 Annual Compensation Limit. The OBRA ‘93 Annual Compensation Limit is $150,000, as adjusted by the Commissioner for increases in the cost of living in accordance with Section 401(a)(17)(B) of the Code. The cost-of-living adjustment in effect for a calendar year applies to any period, not exceeding 12 months, over which Earnings is determined (determination period) beginning in such calendar year. If a determination period consists of fewer than 12 months, the OBRA ‘93 Annual Compensation Limit will be multiplied by a fraction, the numerator of which is the number of months in the determination period, and the denominator of which is 12.

Any reference in this Plan to the limitation under Section 401(a)(17) of the Code shall mean the OBRA ‘93 Annual Compensation Limit set forth in this provision.

If Earnings for any prior determination period is taken into account in determining an Employee’s benefits accruing in the current Plan Year, the Earnings for that prior determination period is subject to the OBRA ‘93 Annual Compensation Limit in effect for that prior determination period.

1.17 “Effective Date” shall mean January 1, 1994. The effective date of this restatement shall mean January 1, 2006.

1.18 “Eligible Participants” shall mean all Employees of the Employer who are otherwise authorized under the terms of the Plan to have Employee Before-Tax Contributions, Employee After-Tax Contributions or Matching Contributions, as applicable, allocated to their accounts for the Plan Year.

1.19 “Employee” shall mean a person who is currently employed by the Employer or any other employer required to be aggregated with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code. Employee shall include Leased Employees.

1.20 “Employee After-Tax Contributions” shall mean any contribution to the Plan made by a Member pursuant to Article 4.01.

1.21 “Employee Before-Tax Contributions” shall mean any amount constituting a reduction of the Earnings of a Member which a Member shall have elected to cause the Employer to contribute to the Plan on behalf of such Member.

1.22 “Employer” shall mean the Company and any Participating Company as well as any predecessor or successor to the Employer.

1.23 “Enrollment Date” shall mean the first day of each month while the Plan is in effect.

1.24 “ESOP Account” shall mean effective May 1, 2004 that portion of a Member’s Account which consists of Company Stock held on April 30, 2004 plus all additional Member and Company contributions made on and after May 1, 2004.

1.25 “Excess Aggregate Contributions” shall mean, with respect to any Plan Year, the excess of the aggregate Contribution Percentage amounts taken into account in computing the numerator of the Contribution Percentage actually made on behalf of Highly Compensated Employees for such Plan Year, over the maximum Contribution Percentage amounts permitted by the Average Contribution Percentage test.

1.26 “Fund” shall mean any of the Funds specified in Exhibit A attached hereto.

1.27 “Highly Compensated Employee” shall mean an Employee who:

(a) at any time during the Plan Year or the preceding year was a 5% owner of the Employer (applying the constructive ownership rules of Section 318 of the Code); or

(b) for the preceding year had Earnings in excess of $80,000 (as adjusted by the Commissioner of Internal Revenue for the relevant year). For purposes of this subsection, the Employer has not chosen to use the top paid election.

The term “Highly Compensated Employee” also includes any former Employee who separated from service (or has a deemed separation from service, as determined under Treasury regulations) prior to the Plan Year, performs no service for the Employer during the Plan Year, and was a Highly Compensated Employee either for the separation year or any Plan Year ending on or after his 55th birthday. If the former Employee’s separation from service occurred prior to January 1, 1987, he is a Highly Compensated Employee only if he satisfied clause (a) of this Section or received Earnings in excess of $50,000 during: (1) the year of his separation from service (or the prior year); or (2) any year ending after his 54th birthday.

1.28 “Hours of Service” shall mean (a) each hour for which an Employee is paid or entitled to payment for the performance of duties for the Employer during the Computation Period, (b) each hour for which an Employee is paid or entitled to payment by the Employer on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) during the Computation Period due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military service or parental leave of absence, and (c) each hour for which the back pay, irrespective of mitigation of damages, has been either awarded or agreed to by the Employer (to be credited as of the Computation Period to which the award or agreement pertains). The Administrator shall not credit more than 501 Hours of Service under subsection (b) to an Employee on account of any single continuous period during which the Employee does not perform any duties (whether or not such period occurs during a single Computation Period), unless the then prevailing personnel policy of the Employer would grant additional credit; provided, however, that such personnel policy shall not be deemed to grant more than twelve months of credit from the last day worked by the Employee, or the number of months to the effective date of the Employee’s termination of employment, if less. The Administrator shall credit Hours of Service under this subsection (b) in accordance with the rules of subsections (b) and (c) of Department of Labor Regulation Section 2530.200(b)-2, which the Plan, by this reference, specifically incorporates in full within this subsection (b). The Administrator shall not credit an Hour of Service under more than one of the above subsections. The Administrator shall resolve any ambiguity with respect to the crediting of an Hour of Service in favor of the Employee. The Administrator shall credit every Employee with Hours of Service on the basis of the “actual” method. For purposes of the Plan, the “actual” method means the determination of the Hours of Service from records of hours worked and hours for which the Employer makes payment or for which payment is due from the Employer.

1.29 “Leased Employee” shall mean an individual (who otherwise is not an Employee of the Employer) who, pursuant to a leasing agreement between the Employer and any other person, has performed services for the Employer (or for the Employer and any persons related to the Employer within the meaning of Section 414(n)(6) of the Code) on a substantially full time basis for at least one year, and such services are performed under the primary direction or control of the Employer. The Plan treats a Leased Employee as an Employee of the Employer. Earnings for a Leased Employee includes Earnings from the leasing organization which is attributable to services performed for the Employer. The Administrator will reduce a Leased Employee’s allocation of Employer contributions under this Plan by the Leased Employee’s allocation under the leasing organization’s plan, but only to the extent that such allocation is attributable to the Leased Employee’s service provided to the Employer.

The Plan does not treat a Leased Employee as an Employee if the leasing organization covers the employee in a safe harbor plan and, prior to application of this safe harbor plan exception, 20% or less of the Employer’s Employees (other than Highly Compensated Employees) are Leased Employees. A safe harbor plan is a money purchase pension plan providing immediate participation, full and immediate vesting, and a nonintegrated contribution formula equal to at least 10% of the employee’s compensation without regard to employment by the leasing organization on a specified date. The safe harbor plan must determine the 10% contribution on the basis of compensation as defined in Section 415(c)(3) of the Code, including amounts contributed pursuant to a salary reduction agreement which are excludable from the employee’s gross income under Sections 125, 402(e)(3), 402(h)(1)(B), or 403(b) of the Code.

1.30 “Matching Contribution” shall mean the contribution made by the Employer with respect to the Member’s Employee Before-Tax Contributions, Catch-up Contributions and/or Employee After-Tax Contributions pursuant to Article 5.

1.31 “Member” shall mean and include an Employee who is currently contributing to the Plan, as well as any Employee or former Employee who has any Units credited to any of his accounts under the Plan.

1.32 “Nonhighly Compensated Employee” shall mean an Employee who is not a Highly Compensated Employee.

1.33 “Participating Company” shall mean those entities designated on Exhibit B and any other entity required to be aggregated with the Company pursuant to Sections 414(b), (c), (m) or (o) of the Code, which, with the written consent of the Company, adopts this Plan. Unless otherwise specifically provided by the Board of Directors of the Company (or any committee or person to whom the Board of Directors may delegate the authority) with respect to any Participating Company, a Participating Company shall be considered such (and employees thereof Employees) only during such time as the criteria of this paragraph are met.

1.34 “Payroll Deduction Authorization” shall mean any one of the several forms used by the Administrator from time to time for any of the purposes for which a Payroll Deduction Authorization is specified in the Plan.

1.35 “Plan” shall mean the Cytec Employees’ Savings and Profit Sharing Plan, as from time to time amended.

1.36 “Plan Year” shall mean the calendar year beginning January 1, 1994 and each calendar year thereafter for the existence of the Plan.

1.37 “Totally and Permanently Disabled” when used with respect to a Member, shall mean a person who is determined by the Company, on the basis of a written statement of a qualified physician selected by the Company, to be unable, indefinitely, as a result of any medical, physical or mental condition (whether occupational or non-occupational) to engage in any occupation of employment for substantial remuneration or profit other than for purposes of rehabilitation.

1.38 “Transferred Avecia Employees” shall mean any Employee who commenced employment with an Employer on August 1, 2003 as a result of the Asset Purchase Agreement dated June 20, 2003 between the Company and Avecia Investments Limited.

1.39 “Trustee” shall mean the trustee or trustees appointed by the Company pursuant to Article 16.

1.40 “Trust Fund” shall mean the fund created pursuant to the Trust Agreement between the Company and the Trustee, Vanguard Fiduciary Trust Company, or any successor Trustee.

1.41 “Unit” shall have the meaning specified in Article 13.

1.42 “Valuation Date” shall mean each day on which the New York Stock Exchange is open for the trading of securities.

1.43 “Years of Service” shall mean each Computation Period during which an Employee shall have been employed at any time during each of three months. Years of Service shall include all service credited under the Cyanamid Employees Savings Plan as of December 31, 1993 with respect to employees of the Employer or, with respect to employees of the Employer on December 31, 1993, would have been credited if the Employee had been eligible to participate in the Cyanamid Employees Savings Plan. If an individual was a participant in, or was eligible to participate in the Cyanamid Employees Savings Plan on December 31, 1993, and subsequently transfers to the employ of the Employer with less than a 30-day break in employment, years of service credited, or which would have been credited under the Cyanamid Employees Savings Plan, shall be credited hereunder for purposes of vesting and eligibility. Years of Service shall also include all Years of Service completed while an employee of Cytec Engineered Materials, Inc. and D Aircraft Products, Inc. prior to their acquisition by the Company or its predecessor. Years of Service credited under the BASF Corporation Employees Savings Plan as of July 1, 1993 shall be deemed to be Years of Service hereunder. Years of Service shall include all years of service credited as of December 31, 1998 under the terms of the CONAP, Inc. Employees’ Savings and Profit Sharing Plan, the American Materials & Technologies Corp. & Subsidiaries 401(k) Savings Plan, the Cytec Fiberite Inc. 401(k) Plan II, and the Cytec Fiberite Inc. 401(k) Plan I with respect to (i) all terminated vested employees, and (ii) those employees located at Newark, Delaware, Delano, Pennsylvania, and the Winona, Minnesota salaried employees dedicated to the Cytec Fiberite Inc. Molding Compounds Division; provided, however, that employees who were participants in the Cytec Fiberite Inc. 401(k) Plan I who became Members of this Plan on July 1, 1998 shall receive credit only for Years of Service credited under the Cytec Fiberite Inc. 401(k) Plan I as of June 30, 1998. With respect to a Transferred Avecia Employee, Years of Service shall include all years of service credited under the terms of the Avecia Deferred Compensation Plan as of July 31, 2003. With respect to an employee of Carbon Fibers LLC on September 1, 2001, Years of Service shall include all Years of Service completed while an employee of BP Amoco Polymers, Inc. or its affiliates prior to the Company’s acquisition of the carbon fibers business on August 31, 2001. With respect to an employee of Cytec Surface Specialties Inc. on March 1, 2005, Years of Service shall include all Years of Service completed while an employee of USB S.A. or its affiliates prior to the Company’s acquisition of the Surface Specialties business on March 1, 2005.

Years of Service shall also include all service rendered by an individual while employed by any entity in which the Company has an interest of 50% or more which does not constitute a Participating Company, provided the individual transfers to the employ of the Company with less than a 30-day break in employment. Notwithstanding anything else herein to the contrary, an Employee who is classified by the Employer as either a part-time or a temporary employee shall be credited with a Year of Service only for each Computation Period in which he earns at least 1000 Hours of Service. Notwithstanding any provisions of this Plan to the contrary, effective December 12, 1994, credit for Years of Service during periods of qualified military service shall be granted in accordance with Section 414(u) of the Code.

1.44 Wherever used herein, the singular shall include the plural and the masculine shall include the feminine and the neuter, unless the context clearly indicates otherwise.

ARTICLE 2

PARTICIPATION

2.01 Eligibility as of Effective Date. Each Employee of the Employer who was a participant in the Cyanamid Employees Savings Plan on December 31, 1993 shall become a Member in this Plan on January 1, 1994. Each Member of the Plan on March 31, 2005 shall remain a Member as of April 1, 2005.

2.02 General Eligibility. With respect to an Employee hired on or after April 1, 2007, only those Employees who are covered by a collective bargaining agreement which provides for participation in this Plan shall become Members. Employees who are hired on or after April 1, 2007 who are not covered by a collective bargaining agreement shall not be eligible to participate.

Each other eligible Employee of the Employer shall become a Member of the Plan as of the Enrollment Date coincident with or following the Member’s completion of one Year of Service. An eligible Employee of the Employer may become a Member prior to completing his first Year of Service for all purposes other than receipt of Matching Contributions under Article 5 and Profit Sharing Contributions under Article 7 by executing a Payroll Deduction Authorization at least ten days before the Enrollment Date coincident with or following the completion of the Employee’s first month of service. Leased Employees shall not be considered eligible Employees. Employees who are eligible to participate in another defined contribution plan maintained by or contributed to by the Company shall not be eligible to participate.

Active participants on July 1, 1998 in the Cytec Fiberite Inc. 401(k) Plan I who were Orange, California salaried employees, Tempe, Arizona employees, Greenville, Texas employees, and Winona Minnesota salaried employees (with the exception of those employees dedicated to the Cytec Fiberite Inc. Molding Compounds Division) whose account balances were transferred to the Plan effective as of July 1, 1998 shall become Members in the Plan as of July 1, 1998, and all participants in the CONAP Inc. Employees’ Savings and Profit Sharing Plan, the American Materials & Technologies Corp. & Subsidiaries 401(k) Savings Plan, the Cytec Fiberite Inc. 401(k) Plan II, and the Cytec Fiberite Inc. 401(k) Plan I on December 31, 1998 shall become Members in the Plan effective January 1, 1999. Employees of Carbon Fibers LLC shall become Members of the Plan as of September 1, 2001; provided, however, they shall not be eligible for Matching Contributions under Article 5 and Profit Sharing under Article 7 until they have completed one Year of Service. Employees of Cytec Surface Specialties Inc. shall become Members of the Plan as of March 1, 2005; provided, however, they shall not be eligible for Matching Contributions under Article 5 and Profit Sharing under Article 7 until they have completed one Year of Service.

If a Member does not terminate employment but ceases to be a member of a collective bargaining unit, he or she shall cease to be an Eligible Participant as of the last day of the payroll period that includes the date he or she ceases to be a member of a collective bargaining unit. Such Member’s account balance, including any outstanding loans, under the Plan shall be transferred to the Cytec Employees’ Savings Plan as soon as administratively practicable following the date the Member ceases to be an Eligible Participant.

If an Employee is a participant in the Cytec Employees’ Savings Plan, he or she shall become a Member in the Plan on the first day of the first payroll period following the date such Employee becomes a member of a collective bargaining unit. The Employee’s account balance, including any outstanding loans, under the Cytec Employees’ Savings Plan shall be transferred to the Plan as soon as administratively practicable following the date the Employee becomes a Member in the Plan. Furthermore, an Employee shall receive vesting credit under Article 8 for each Year of Service during his period of service with the Employer without regard as to whether the Employee is a member of a collective bargaining unit.

For purposes of this Article 2.02, an Employee is a member of a collective bargaining unit if he is included in a unit of Employees covered by an agreement which the Secretary of Labor finds to be a collective bargaining agreement between employee representatives and one or more employers if there is evidence that retirement benefits were the subject of good faith bargaining between such employee representatives and such employer or employers. The term “employee representatives” does not include an organization of which more than one-half of the members are owners, officers or executives of the Employer.

2.03 Break-In Service - Participation. For purposes of participation in the Plan, the Plan shall not apply any Break in Service rule.

2.04 Participation upon Re-Employment. A Member whose employment terminates shall re-enter the Plan as a Member on the date of his re-employment. In order to resume Employee Before-Tax Contributions and Employee After Tax Contributions pursuant to Articles 3 and 4, respectively, the reemployed Member will have to execute a new Payroll Deduction Authorization at least ten days before the Enrollment Date which follows the date of the Member’s reemployment. An Employee who has satisfied the eligibility condition(s) of Section 2.02, but who terminates employment prior to becoming a Member, shall become a Member in the Plan on the date of his re-employment. In order to commence Employee Before-Tax Contributions and Employee After Tax Contributions pursuant to Articles 3 and 4, respectively, the reemployed Employee will have to execute a new Payroll Deduction Authorization at least ten days before the Enrollment Date which follows the date of the Employee’s reemployment. Any other Employee whose employment terminates and who is subsequently re-employed shall become a Member in accordance with the provisions of Section 2.02.

2.05 Transferred Employees. The eligibility requirements of Article 2.02 shall not apply to an Employee who becomes a Member in accordance with, and as described in, Article 23 hereof, to the extent specified in such Article 23, or to the extent that the Board of Directors of the Company (or any committee or person to whom the Board of Directors may delegate the authority) waives any prior employment requirement set forth in this Article or in Article 23 with respect to any group of persons who become Employees as the result of the acquisition of any business or assets by an Employer, upon such terms and conditions as the Board of Directors (or such committee or person) may specify.

2.06 Military Service. Notwithstanding any provisions of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Code.

ARTICLE 3

EMPLOYEE BEFORE-TAX CONTRIBUTIONS

3.01 Employee Before-Tax Contributions. A Member may authorize, by delivering a Payroll Deduction Authorization to Corporate Employee Resources at least ten days before his Enrollment Date, that such Member’s Earnings be reduced, effective January 1, 2005, by 1% to 50% in whole percentages, and that such reduction be contributed to the Plan on behalf of such Member as an Employee Before-Tax Contribution. A Member’s Payroll Deduction Authorization shall continue in effect until changed by the Member pursuant to Article 3.02.

3.02 Method of Request; Termination; Adjustments. The percentage of Earnings authorized as a payroll deduction for Employee Before-Tax Contributions by a Member may be increased or decreased by him as of any Enrollment Date (but not more than once each calendar month) by delivering a revised Payroll Deduction Authorization to Corporate Employee Resources at least ten days before any Enrollment Date. A change in Earnings of a Member shall, without any notice being given to such Member, adjust the dollar amount of the Employee Before-Tax Contributions with respect to such Member to that amount represented by the percentage previously in effect of his new Earnings. A termination of a Member’s Payroll Deduction Authorization pursuant to this Article 3.02, or a resumption following such termination, shall not be deemed an adjustment for purposes of the limitation of the number of increases or decreases permitted in any twelve-month period as specified in the first sentence of this Article 3.02.

3.03 Employee Before-Tax Contribution Limitations. No Member shall be permitted to have Employee Before-Tax Contributions made under this Plan, or any other qualified plan maintained by the Employer during any taxable year, in excess of the dollar limitation contained in Section 402(g) of the Code in effect for such taxable year, except to the extent permitted under Article 3.04 of the Plan, and Section 414(v) of the Code. A Member may elect to make the maximum Employee Before-Tax Contribution permitted under the preceding sentence after which all contributions made by the Member during that Plan Year shall be Employee After-Tax Contributions pursuant to Article 4. For purposes of the limitation of this Article 3.03, the amount contributed to a Member’s Employee Before-Tax Contribution Account shall not include any Employee Before-Tax Contributions properly returned to the Member as excess Annual Additions under Article 7.02.

If a Member would exceed the limitation of this Article 3.03 when the amount the Member elects to contribute as Employee Before-Tax Contributions is aggregated with the amounts deferred by the Member under other plans or arrangements described in Sections 401(k), 408(k), 403(b), 457 or 501(c)(18) of the Code, the Member may request that the Administrator distribute the excess deferrals to him. Such excess deferrals and income or loss allocable thereto, may be distributed no later than April 15 of the year following the year in which any such excess deferrals are contributed, to Members who claim such allocable deferral contributions for the preceding calendar year. Such excess deferrals and income or loss allocable thereto, may be distributed no later than April 15 of the year following the year in which any such excess deferrals are contributed, to Members who claim such allocable deferral contributions for the preceding calendar year. The Member’s claim shall be in writing; shall be submitted to the Administrator no later than April 15; shall specify the Member’s deferral contribution amount for the preceding calendar year; and shall be accompanied by the Member’s written statement that if such amounts are not distributed, such deferral contributions, when added to amounts deferred under other plans or arrangements described in Sections 401(k), 408(k), 408(p), 403(b), 457 or 501(c)(18) of the Code, exceed the limit imposed on the Member in accordance with the applicable provisions of the Code for the year in which the deferral occurred. To the extent the excess deferral arises under this Plan when combined with other plans of the Employer, the individual will be deemed to have notified the Administrator of the excess deferral and requested distribution of the excess deferral.

The income or loss allocable to the excess deferrals shall be the amount determined by multiplying the income or loss allocable to the Member’s accounts containing the excess deferrals for the calendar year by a fraction, the numerator of which is the excess deferrals on behalf of the Member for the calendar year and the denominator of which is the Member’s account balance in his accounts containing the excess deferrals as of the last Valuation Date of the Plan Year in which the excess deferrals are made without regard to any gain or loss allocable to such total amount for the calendar year.

3.04 Catch-Up Contributions. Effective January 1, 2002, all Members who are eligible to make elective deferrals under this Plan and who have attained age 50 before the close of the Plan Year shall be eligible to make catch-up contributions in accordance with, and subject to the limitations of, Section 414(v) of the Code. Such catch-up contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Sections 402(g) and 415 of the Code. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Section 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416 of the Code, as applicable, by reason of the making of such catch-up contributions.

ARTICLE 4

EMPLOYEE AFTER-TAX CONTRIBUTIONS

4.01 Payroll Deductions. Each Member may make Employee After-Tax Contributions to the Plan by delivering a Payroll Deduction Authorization to Corporate Employee Resources at least ten days before his Enrollment Date which authorizes, effective January 1, 2005, a payroll deduction of 1% to 50% of his Earnings, in whole percentages, which maximum percentage shall be reduced by the percentage of Earnings such Member is contributing as Employee Before-Tax Contributions pursuant to Article 3. All Employee After-Tax Contributions made after December 31, 1986 and the income allocable thereto shall be treated as a separate contract for purposes of the distribution rules under Section 72 of the Code.

4.02 Adjustments. The percentage of Earnings authorized as a payroll deduction for Employee After-Tax Contributions by a Member may be increased or decreased by him as of any Enrollment Date (but not more than once each calendar month) by delivering a revised Payroll Deduction Authorization to Corporate Employee Resources at least ten days before his Enrollment Date. A termination of a Member’s Payroll Deduction Authorization pursuant to Article 4.03, or a resumption of Employee After-Tax Contributions following such termination shall not be deemed an adjustment for purposes of the limitation of the number thereon specified in the preceding sentence. A change in Earnings of a Member shall, without any notice being given by such Member, adjust the dollar amount of such Member’s Employee After-Tax Contributions to that amount represented by the percentage previously in effect of his new Earnings. Such adjustment shall not be deemed an increase or decrease for the purposes of this Section.

4.03 Termination of Employee After-Tax Contributions. Payroll deductions for Employee After-Tax Contributions authorized by a Member may be terminated by him, effective as of any Enrollment Date, by delivering a revised Payroll Deduction Authorization to Corporate Employee Resources at least ten days before his Enrollment Date. If a Member shall become ineligible to make contributions to the Plan, his Payroll Deduction Authorization shall terminate forthwith.

4.04 Resumption of Employee After-Tax Contributions. If the Payroll Deduction Authorization of a Member with respect to Employee After-Tax Contributions shall terminate, such person thereafter may resume contributions to the Plan as of the next Enrollment Date on which such person is eligible to authorize payroll deductions for the Plan under the eligibility provisions of the Plan by delivering a new Payroll Deduction Authorization to Corporate Employee Resources at least ten days before his Enrollment Date.

4.05 Non-Discrimination Test. From time to time during the course of the applicable Plan Year, the Administrator shall insure that either (i) the Average Contribution Percentage for Eligible Participants who are Highly Compensated Employees for the Plan Year shall not exceed the Average Contribution Percentage for Eligible Participants who are Nonhighly Compensated Employees for the Plan Year multiplied by 1.25 or (ii) the Average Contribution Percentage for Eligible Participants who are Highly Compensated Employees for the Plan Year shall not exceed the Average Contribution Percentage for Eligible Participants who are Nonhighly Compensated Employees for the Plan Year multiplied by 2, provided that the Average Contribution Percentage for Eligible Participants who are Highly Compensated Employees does not exceed the Average Contribution Percentage for Eligible Participants who are Nonhighly Compensated Employees by more than two (2) percentage points.

For purposes of this Article 4, the Contribution Percentage for any Eligible Participant who makes no Employee After-Tax Contribution shall be 0%. The Contribution Percentage for an Eligible Participant who is a Highly Compensated Employee for the Plan Year and who is eligible to make Employee After-Tax Contributions allocated to his account under two or more plans described in Section 401(a) of the Code or arrangements described in Section 401(k) of the Code that are maintained by a Participating Company shall be determined as if all such contributions were made under a single plan.

In the event that this Plan satisfies the requirements of Section 401(m), 401(a)(4) or 410(b) of the Code only if aggregated with one or more other plans, or if one or more other plans satisfy the requirements of Section 401(m), 401(a)(4) or 410(b) of the Code only if aggregated with this Plan, then this Article shall be applied by determining the Contribution Percentages of Eligible Participants as if all such plans were a single plan. Plans may be aggregated in order to satisfy Section 401(m) of the Code only if they have the same Plan Year and use the same Average Contribution Percentage testing method.

Employee Contributions will be considered made for a Plan Year if made no later than the end of the twelve-month period beginning on the day after the close of the Plan Year.

The Administrator may decrease the Matching Contribution allocable to any Member if such decrease is necessary to ensure that the limitations of Article 4.05 are met for such Plan Year.

Excess Aggregate Contributions shall be reduced by determining the amount of Excess Aggregate Contributions by each Highly Compensated Employee (in order of Contribution Percentages beginning with the highest), and distributing any Excess Aggregate Contributions which are determined to exist to the affected Highly Compensated Employees in order of highest dollar amount of Employee After-Tax Contributions.

4.06 Distribution of Excess Aggregate Contributions. Excess Aggregate Contributions and income allocable thereto shall be distributed to an affected Member no later than March 15 of the Plan Year following the Plan Year in which any such Excess Aggregate Contribution were made, but in no event shall the Excess Aggregate Contributions be distributed later than the last day of the Plan Year following the Plan Year in which the contributions giving rise to the Excess Aggregate Contributions were allocated. Excess Aggregate Contributions shall be treated as Annual Additions under the Plan.

The determination of Excess Aggregate Contributions shall be made pursuant to this Article 4.06. The Excess Aggregate Contributions to be distributed to a Member shall be adjusted by the income or loss allocable to such Excess Aggregate Contribution. The income or loss allocable to the Excess Aggregate Contributions shall be the amount determined by multiplying the income or loss allocable to the Member’s accounts containing the excess amounts for the Plan Year by a fraction, the numerator of which is the Excess Aggregate Contributions on behalf of the Member for the Plan Year and the denominator of which is the Member’s account balance in the accounts containing the excess amounts as of the last Valuation Date of the Plan Year in which the Excess Aggregate Contribution is made without regard to any gain or loss allocable to such total amount for the Plan Year.

For the 2005 through 2007 Plan Years, Excess Aggregate Contributions shall be adjusted for any income or loss between the end of the Plan Year and the date of distribution. The income or loss allocable to Excess Aggregate Contributions during the between the end of the Plan Year and the date of distribution is the sum of: (1) the income or loss allocable to the Member’s After-Tax Contribution Account multiplied by a fraction, the numerator of which is such Member’s Excess Aggregate Contributions for the year and the denominator is the Member’s After-Tax Contribution account balance without regard to any income or loss occurring during such Plan Year; and (2) 10 percent of the amount determined under (1) multiplied by the number of whole calendar months between the end of the Plan Year and the date of distribution, counting the month of distribution if distribution occurs after the 15th of such month.

ARTICLE 5

COMPANY MATCHING CONTRIBUTIONS

5.01 Company Matching Contributions. The Employer shall contribute to the Plan an amount equal to 100% of the first 3%, plus 50% of the next 2% of the Member’s Employee Before-Tax Contributions and Catch-up Contributions for the month. If such Member’s Employee Before-Tax Contributions are less than 5% of Earnings and the Member is making Employee After-Tax Contributions, the Employer shall contribute an amount equal to 100% of the first 3%, plus 50% of the next 2% of the Member’s Employee After-Tax Contributions for each month less the amount contributed by the Employer with respect to the Member’s Employee Before-Tax Contributions and Catch-up Contributions for the month, to the extent such contributions do not exceed the amounts deductible under the applicable provision of the Code.

5.02 Forfeiture of Matching Contributions. In order to satisfy Article 4.05, the Administrator, in its discretion, may forfeit non-vested Matching Contributions and the income allocable thereto in lieu of distributing Excess Aggregate Contributions. In the event a Matching Contribution relates to an excess deferral under Article 3.03, the Matching Contribution and income allocable thereto shall be forfeited. The income allocable to a Matching Contribution shall be determined in accordance with the procedure for determining income allocable to excess deferrals set forth in Article 3.03. Forfeited Matching Contributions and the income allocable thereto shall be applied to reduce the Company’s Matching Contribution obligation for the Plan Year. The forfeited amounts are treated as Annual Additions under the Plan for those Members from whose accounts the amounts are forfeited.

ARTICLE 6

401(k)/(m) SAFE HARBORS

6.01 Rules of Application. In accordance with this Article, the Plan shall utilize the ADP Test Safe Harbor and the ACP Test Safe Harbor, as herein defined. Accordingly, the provisions relating to the Actual Deferral Percentage (“ADP”) test described in Section 401(k)(3) of the Code or the Average Contribution Percentage (“ACP”) test described in Section 401(m)(2) of the Code shall not apply. To the extent that any other provision of this Plan is inconsistent with the provisions of this Article, the provisions of this Article govern.

6.02 Definitions. The following definitions shall apply for purposes of this Article only:

(a) “ACP Test Safe Harbor” is the method described in Article 6.04 for satisfying the ACP test of Section 401(m)(2) of the Code.

(b) “ACP Test Safe Harbor Matching Contributions” are Matching Contributions described in Article 6.04.

(c) “ADP Test Safe Harbor” is the method described in Article 6.03 for satisfying the ADP test of Section 401(k)(3) of the Code.

(d) “ADP Test Safe Harbor Contributions” are Matching Contributions described in Article 6.03.

(e) “Eligible Employee” means an Employee eligible to make Employee Before-Tax Contributions under the Plan for any part of the Plan Year or who would be eligible to make Employee Before-Tax Contributions but for a suspension due to statutory limitations, such as Sections 402(g) and 415 of the Code.

(f) “Matching Contributions” are contributions made by the Employer on account of an Eligible Employee’s Employee Before-Tax Contributions and Catch-up Contributions.

6.03 ADP Test Safe Harbor. The Employer will satisfy the ADP Test Safe Harbor by making ADP Test Safe Harbor Contributions as described below.

(a) The Employer will satisfy the ADP Test Safe Harbor by making ADP Test Safe Harbor Contributions in the following manner. The Employer will contribute for the Plan Year a Matching Contribution to the Plan on behalf of each Eligible Employee equal to (i) 100% of the amount of the Employee’s Before-Tax Contributions and Catch-up Contributions that do not exceed 3% of the Employee’s Earnings for the Plan Year, plus (ii) 50% of the amount of the Employee’s Before-Tax Contributions and Catch-up Contributions that exceed 3% of the Employee’s Earnings but that do not exceed 5% of the Employee’s Earnings (“Basic Matching Contributions”).

(b) At least 30 days, but not more than 90 days, before the beginning of the Plan Year, the Employer will provide each Eligible Employee a comprehensive notice of the Employee’s rights and obligations under the Plan, written in a manner calculated to be understood by the average Eligible Employee. If an Employee becomes eligible after the 90th day before the beginning of the Plan Year and does not receive the notice for that reason, the notice must be provided no more than 90 days before the Employee becomes eligible but not later than the date the Employee becomes eligible.

(c) In addition to any other election periods provided under the Plan, each Eligible Employee may make or modify a deferral election during the 30-day period immediately following receipt of the notice described in Article 6.03(b) above.

6.04 ACP Test Safe Harbor. The Employer intends that this Plan satisfy the ACP Test Safe Harbor on the basis of the Matching Contributions used by the Employer to satisfy the ADP Test Safe Harbor, as set forth in Article 6.03 of this Article.

6.05 ESOP Contributions. Effective May 1, 2004, all Employee Before-Tax Contributions, Catch-up Contributions, and ACP Test Safe Harbor Matching Contributions shall be made to the ESOP. The Company intends that such contributions satisfy the ADP Test Safe Harbor and the ACP Test Safe Harbor.

ARTICLE 7

PROFIT SHARING CONTRIBUTIONS

7.01 Profit Sharing Contributions. Effective with respect to the plan years commencing January 1, 2008, and ending December 31, 2012 (except for the 2008 plan year with respect to those Members who are Transferred Avecia Employees), the Employer may make a Profit Sharing Contribution not later than March 15th of the year immediately following the applicable Plan Year for each Member who (a) satisfied the requirements of Article 2.02; and (b) is actively employed, and has at least one Year of Service, on the last day of the Plan Year (on November 26, 2008, for the 2008 Plan Year) equal to a percentage of each Member’s Earnings which percentage shall be determined by the percentage growth over the prior Plan Year in the Company’s Earnings Per Share as set forth in Exhibit C. The Executive Committee of the Company will determine annually, in its discretion, whether a Profit Sharing Contribution will be made. In addition, not later than March 31, 2009, the Employer shall make a one-time, lump sum contribution in the amount of $1,000 for each Member (other than those Members who are Transferred Avecia Employees) who (a) satisfied the requirements of Article 2.02; and (b) is actively employed, and has at least one Year of Service, on December 31, 2008.

Effective January 1, 2002, the Employer may contribute to the Trust a discretionary Profit Sharing Contribution in addition to the Profit Sharing Contribution noted above if the Employer deems it advisable. The discretionary Profit Sharing Contribution will be allocated only to Members who satisfied the requirements of Article 2.02 and who are employed on the last day of the Plan Year. Notwithstanding the foregoing, no discretionary Profit Sharing Contribution shall be made for Employees classified as “Corporate Officers” unless such Employee is classified as an “Assistant Officer”. The allocation of the Employer’s Profit Sharing Contribution shall be based on a ratio, the numerator of which is the Member’s Earnings for the Plan Year, and the denominator of which is the total Earnings for all Members for that Plan Year.

7.02 Maximum Annual Additions.

(a) The “Annual Addition” to a Participant’s Accounts for any Limitation Year, when added to the Participant’s Annual Addition for that Limitation Year under any other qualified defined contribution plan of an Employer shall not exceed an amount that is equal to the lesser of:

(i) 100% of the Participant’s 415 Compensation, as defined herein, for that Limitation Year, or

(ii) $40,000, as adjusted for increases in the cost-of-living under Section 415(d) of the Code.

Subsection (a)(i) shall not apply to any additions described in Subsection (b)(iii).

(b) For purposes of this Subsection, the “Annual Addition” to a Participant’s Accounts under this Plan or any other qualified defined contribution plan(s) maintained by an Employer or an Affiliate shall be the sum of:

(i) the total of all Before-Tax Contributions, After-Tax Contributions, Matching Contributions, Profit-Sharing Contributions, and forfeitures and;

(ii) the total of all such contributions and forfeitures allocated to the Employee’s accounts under all other defined contribution plans maintained by the Employer; and

(iii) the total of all amounts of medical or life insurance benefits, if any, described in Sections 415(1)(1) and 419A(d)(2) of the Code.

“Annual Additions” for purposes of Section 415 of the Code shall not include restorative payments. A restorative payment is a payment made to restore losses to a Plan resulting from actions by a fiduciary for which there is reasonable risk of liability for breach of a fiduciary duty under ERISA or under other applicable federal or state law, where Participants who are similarly situated are treated similarly with respect to the payments. Generally, payments are restorative payments only if the payments are made in order to restore some or all of the plan’s losses due to an action (or a failure to act) that creates a reasonable risk of liability for such a breach of fiduciary duty (other than a breach of fiduciary duty arising from failure to remit contributions to the Plan). This includes payments to a plan made pursuant to a Department of Labor order, the Department of Labor’s Voluntary Fiduciary Correction Program, or a court-approved settlement, to restore losses to a qualified defined contribution plan on account of the breach of fiduciary duty (other than a breach of fiduciary duty arising from failure to remit contributions to the Plan). Payments made to the Plan to make up for losses due merely to market fluctuations and other payments that are not made on account of a reasonable risk of liability for breach of a fiduciary duty under ERISA are not restorative payments and generally constitute contributions that are considered “ Annual Additions”.

“Annual Additions” for purposes of Section 415 of the Code shall not include: (1) the direct transfer of a benefit or employee contributions from a qualified plan to this Plan; (2) rollover contributions (as described in Sections 401(a)(31), 402(c)(1), 403 (a)(4), 403(b)(8), 408(d)(3), and 457(e)(16)) of the Code; (3) repayments of loans made to a Participant from the Plan; and (4) repayments of amounts described in Section 411(a)(7)(B) of the Code (in accordance with Section 411(a)(7)(C)) of the Code and Section 41 1 (a)(3)(D) of the Code.

(c) If the Annual Additions (within the meaning of Section 415 of the Code) are exceeded for any Participant, then the Plan may only correct such excess in accordance with the Employee Plans Compliance Resolution System (EPCRS) as set forth in Revenue Procedure 2006-27 or any superseding guidance, including, but not limited to, the preamble of the final Section 415 regulations.

(d) For purposes of this Section 7.02, “415 Compensation” means Earnings as defined in Section 1.16 of the Plan (as renumbered) paid by the Employer during the Limitation Year, but adjusted as set forth herein, for the following types of compensation paid after a Participant’s severance from employment with the Employer maintaining the Plan. However, amounts described in subsections (i) and (ii) below may only be included in 415 Compensation to the extent such amounts are paid by the later of 2 1/2 months after severance from employment or by the end of the Limitation Year that includes the date of such severance from employment. Any other payment of compensation paid after severance of employment that is not described in the following types of compensation is not considered 415 Compensation within the meaning of Section 415(c)(3) of the Code, even if payment is made within the time period specified above.

(i) 415 Compensation shall include regular pay after severance of employment if:

(1)	The payment is regular compensation for services during the Participant’s regular working hours, or compensation for services outside the Participant’s regular working hours (such as overtime or shift differential), commissions, bonuses, or other similar payments; and

(2)	The payment would have been paid to the Participant prior to a severance from employment if the Participant had continued in employment with the Employer.

(ii) Leave cashouts shall be included in 415 Compensation, if those amounts would have been included in the definition of 415 Compensation if they were paid prior to the Participant’s severance from employment, and the amounts are payment for unused accrued bona fide sick, vacation, or other leave, but only if the Participant would have been able to use the leave if employment had continued.

(iii) 415 Compensation shall include payments to an individual who, for a period of more than thirty (30) days, does not currently perform services for the Employer by reason of qualified military service (as that term is used in Section 414(u)(1)) of the Code to the extent those payments do not exceed the amounts the individual would have received if the individual had continued to perform services for the Employer rather than entering qualified military service.

(iv) 415 Compensation does not include compensation paid to a Participant who is permanently and totally disabled (as defined in Section 22(e)(3)) of the Code. This provision shall apply to all Participants for the Plan Year.

(e) For purposes of applying the limitations of Section 415 of the Code, all defined contribution plans (without regard to whether a plan has been terminated) ever maintained by the Employer (or a “predecessor employer”) under which the Participant receives “Annual Additions” are treated as one defined contribution plan. The “Employer” means the Employer that adopts this Plan and all members of a controlled group or an affiliated service group that includes the Employer (within the meaning of Sections 414(b), (c), (m) or (o)) of the Code, except that for purposes of this Section, the determination shall be made by applying Section 415(h) of the Code, and shall take into account tax-exempt organizations under Regulation Section 1.414(c)-5, as modified by Regulation Section 1.41 5(a)-1 (f)(1). For purposes of this Section:

(i) A former Employer is a “predecessor employer” with respect to a Participant in a plan maintained by an Employer if the Employer maintains a plan under which the Participant had accrued a benefit while performing services for the former Employer, but only if that benefit is provided under the plan maintained by the Employer. For this purpose, the formerly affiliated plan rules in Regulation Section 1.415(f)-1 (b )(2) apply as if the Employer and predecessor Employer constituted a single employer under the rules described in Regulation Section 1.415(a)-1(f)(1) and (2) immediately prior to the cessation of affiliation (and as if they constituted two, unrelated employers under the rules described in Regulation Section 1.415(a)-I(f)(1) and (2) immediately after the cessation of affiliation) and cessation of affiliation was the event that gives rise to the predecessor employer relationship, such as a transfer of benefits or plan sponsorship.

(ii) With respect to an Employer of a Participant, a former entity that antedates the Employer is a “predecessor employer” with respect to the Participant if, under the facts and circumstances, the employer constitutes a continuation of all or a portion of the trade or business of the former entity.

(f) For purposes of aggregating plans for Section 415 of the Code, a “formerly affiliated plan” of an employer is taken into account for purposes of applying the Section 415 of the Code limitations to the employer, but the formerly affiliated plan is treated as if it had terminated immediately prior to the “cessation of affiliation.” For purposes of this paragraph, a “formerly affiliated plan” of an employer is a plan that, immediately prior to the cessation of affiliation, was actually maintained by one or more of the entities that constitute the employer (as determined under the employer affiliation rules described in Regulation Section 1.415(a)-1 (f)(1) and (2)), and immediately after the cessation of affiliation, is not actually maintained by any of the entities that constitute the employer (as determined under the employer affiliation rules described in Regulation Section 1.415(a)-1(f)(1) and (2)). For purposes of this paragraph, a “cessation of affiliation” means the event that causes an entity to no longer be aggregated with one or more other entities as a single employer under the employer affiliation rules described in Regulation Section 1.415(a)-1(f)(1) and (2) (such as the sale of a subsidiary outside a controlled group), or that causes a plan to not actually be maintained by any of the entities that constitute the employer under the employer affiliation rules of Regulation Section 1.415(a)-1 (f)(1) and (2) (such as a transfer of plan sponsorship outside of a controlled group).

(g) Two or more defined contribution plans that are not required to be aggregated pursuant to Section 415( f) of the Code and the Regulations there under as of the first day of a Limitation Year do not fail to satisfy the requirements of Section 415 of the Code with respect to a Participant for the Limitation Year merely because they are aggregated later in that Limitation Year, provided that no “Annual Additions” are credited to the Participant’s account after the date on which the plans are required to be aggregated.

ARTICLE 8

VESTING

8.01 Employee After-Tax Contributions, Employee Before-Tax Contributions and Catch up Contributions. That portion of the Member’s Account attributable to Employee After-Tax Contributions, Employee Before-Tax Contributions, Catch up Contributions and income thereon shall be fully vested at all times and shall not at any time be subject to forfeiture or divestiture.

8.02 Matching and Profit Sharing Contributions. That portion of a Member’s account attributable to Matching and Profit Sharing Contributions and the income thereon shall be fully vested at all times and shall not be subject to forfeiture or divestiture.

8.03 Election of Vesting Schedule. In the event of any amendments to the 100% vesting schedule specified in Article 8.02, each Member having not less than three Years of Service credited under Article 8.02 may elect, to have their vested interest computed under the Plan without regard to such amendment. The election period shall begin no later than the date the amendment changing the vesting schedule is adopted and end no earlier than the latest of the following three dates:

(a) the date which is 60 days after the date the amendment is adopted;

(b) the date which is 60 days after the date the amendment becomes effective; or

(c) the date which is 60 days after the day the Member is issued written notice of the amendment by the Administrator.

ARTICLE 9

TIME AND METHOD OF PAYMENT OF BENEFITS

9.01 Time of Payment of Account Balance. Unless the Member elects otherwise in writing, the Administrator shall direct the Trustee to commence distribution of a Member’s account determined as of the Valuation Date coincident with or preceding the event causing distribution no later than 60 days after the close of the Plan Year in which the later of the following events occurs:

(a) The date the Member reaches age 60;

(b) The tenth anniversary of the date the Member commenced participation in the Plan;

(c) The date the Member is determined to be Totally and Permanently Disabled; or

(d) The date the Member terminates service with the Employer.

In addition to the foregoing, with respect to distributions and termination of service with the Employer effective January 1, 2002, regardless of when the severance from employment occurred, a Member’s Employee Before-Tax Contributions, Catch-up Contributions, and earnings attributable to these contributions shall be distributed on account of the Member’s severance from employment. Effective January 1, 2005, the foregoing sentence shall no longer apply. However, such a distribution shall be subject to the other provisions of the Plan regarding distributions, other than provisions that require a separation from service before such amounts may be distributed. The Administrator shall, however, direct the Trustee to commence distribution no later than the Member’s Required Beginning Date unless the Member (other than a 5% owner) is still employed and elects to defer distribution until termination of employment. The Required Beginning Date for Members who are not 5% owners who attain age 70 1/2 on or after January 1, 2003, will be the later of the April 1 of the calendar year following the calendar year in which the Member attains age 70 1/2 or terminates employment.

9.02 Deferred Distribution. A Member who separates from service prior to attaining age 70 1/2 may request that the Administrator direct the Trustee to defer commencement of his distribution until his Required Beginning Date.

9.03 Payment Options. Effective September 1, 2004, the Administrator shall direct the Trustee to distribute to the Member or his Beneficiary any amount to which he is entitled under the Plan, in accordance with one of the following methods, as selected by the Member or his Beneficiary:

(a) In installments over a period of 60, 120, 180, 240, 300 or 360 months; or;

(b) In a lump sum.

Effective May 1, 2004, payment shall be made in cash of the Member’s Accounts provided; however, that a Member may elect to have all amounts held in the Member’s ESOP Account distributed in the form of Company Stock.

Effective September 1, 2004, the normal form of payment shall be a lump sum. If the Member fails to make an election as to payment option pursuant to this Article 9.03 by the date the Administrator is required to commence payment pursuant to Articles 9.01 or 9.05, the Administrator shall direct the Trustee to distribute the Member’s account balance in a lump sum.

9.04 Distribution Election. The distribution may commence less than 30 days after the notice required under Section 1.411(a)-11(c) of the Treasury Regulations is given, provided that:

(a) the Administrator clearly informs the Member that he has a right to a period of at least 30 days after receiving the notice to consider whether or not to elect a distribution or a particular distribution option, and

(b) the Member, after receiving the notice, affirmatively elects a distribution.

9.05 Immediate Distribution. If the Member’s vested account balance is $5,000 or less including Employee After-Tax Contributions, if applicable, the Administrator will immediately distribute such amount without the Member’s consent upon his termination of employment. No distribution may be made pursuant to this Article after the Annuity Starting Date without the consent of the Member, and if applicable, the Member’s spouse.

With respect to distributions made after December 31, 2001, with respect to Members who separated from service after such date, for purposes of this Article 9.05 of the Plan, the value of a Member’s nonforfeitable account balance shall be determined without regard to that portion of the account balance that is attributable to rollover contributions (and earnings allocable thereto) within the meaning of Sections 402(c), 403(a)(4), 403(b)(8), 408(d)(3)(A)(ii), and 457(e)(16) of the Code. If the value of the Member’s nonforfeitable account balance as so determined is $5,000 or less, the Plan shall immediately distribute the Member’s entire nonforfeitable account balance.

9.06 Automatic Rollovers. Notwithstanding any provision of this Plan to the contrary, effective March 28, 2005, in the event of a mandatory distribution greater than $1,000 in accordance with the provisions of Article 9.05 of the Plan, if the Member does not elect to have such distribution paid directly to an eligible retirement plan specified by the Member in a direct rollover or to receive the distribution directly in accordance with Article 9.03 of the Plan, then the Administrator will pay the distribution in a direct rollover to an individual retirement plan designated by the Administrator.

9.07 Distribution to Alternate Payee. If the Administrator determines in accordance with Article 20.02 that a domestic relations order constitutes a qualified domestic relations order, the Administrator may direct that the alternate payee’s account be immediately distributed if so required by the terms of the qualified domestic relations order.

9.08 Minimum Distribution Requirements.

(a)	General Rules.

(1) Effective Date. The provisions of this Article will apply for purposes of determining required minimum distributions for calendar years beginning with the 2003 calendar year.

(2) Precedence. The requirements of this Article will take precedence over any inconsistent provisions of the Plan.

(3) Requirements of Treasury Regulations Incorporated. All distributions required under this Article will be determined and made in accordance with the Treasury Regulations under Section 401(a)(9) of the Code.

(4) TEFRA Section 242(b)(2) Elections. Notwithstanding the other provisions of this Article, distributions may be made in accordance with a distribution election made before January 1, 1984, in accordance with Section 242(b)(2) of the Tax Equity and Fiscal Responsibility Act (“TEFRA”) and the provisions of the Plan that relate to Section 242(b)(2) of TEFRA.

(b)	Time and Manner of Distribution.

(1) Required Beginning Date. The Member’s entire interest will be distributed, or begin to be distributed, to the Member no later than the Member’s Required Beginning Date.

(2) Death of Member Before Distributions Begin. If the Member dies before distributions begin, the Member’s entire interest will be distributed, or begin to be distributed, no later than as follows:

(i)

If the Member’s surviving spouse is the Member’s sole Designated Beneficiary, then, except as provided in Article 9.08(b)(2)(v), distributions to the surviving spouse will be made by December 31 of the calendar year immediately following the calendar year in which the Member died, or by December 31 of the calendar year in which the Member would have attained age 70 1/2, if later.

(ii)	If the Member’s surviving spouse is not the Member’s sole Designated Beneficiary, then, except as provided in Article 9.08(b)(2)(v), distributions to the Designated Beneficiary will be made by December 31 of the calendar year immediately following the calendar year in which the Member died.

(iii)	If there is no Designated Beneficiary as of September 30 of the year following the year of the Member’s death, the Member’s entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Member’s death.

(iv)	If the Member’s surviving spouse is the Member’s sole Designated Beneficiary and the surviving spouse dies after the Member but before distributions to the surviving spouse begin, this Article 9.08(b)(2), other than Article 9.08(b)(2)(i), will apply as if the surviving spouse were the Member.

(v)	If the Member dies before distributions begin and there is a Designated Beneficiary, distribution to the Designated Beneficiary is not required to begin by the date specified in this Article, but the Member’s entire interest will be distributed to the Designated Beneficiary by December 31 of the calendar year containing the fifth anniversary of the Member’s death. If the Member’s surviving spouse is the Member’s sole Designated Beneficiary and the surviving spouse dies after the Member but before distributions to either the Member or the surviving spouse begin, this election will apply as if the surviving spouse were the Member.

For purposes of this Article 9.08(b)(2) and Article 9.08(d), unless Article 9.08(b)(2)(iv) applies, distributions are considered to begin on the Member’s Required Beginning Date. If Article 9.08(b)(2)(iv) applies, distributions are considered to begin on the date distributions are required to begin to the surviving spouse under Article 9.08(b)(2)(i).

(3) Forms of Distribution. Unless the Member’s interest is distributed in a single lump sum on or before the Required Beginning Date, as of the first distribution calendar year the distributions will be made in accordance with Articles 9.08(c) and (d) of this Article.

(c)	Required Minimum Distributions During Member’s Lifetime.

(1) Amount of Required Minimum Distribution For Each Distribution Calendar Year. During the Member’s lifetime, the minimum amount that will be distributed for each distribution calendar year is the lesser of:

(i)	the quotient obtained by dividing the Member’s Account Balance by the distribution period in the Uniform Lifetime Table set forth in Section 1.401(a)(9)-9 of the Treasury Regulations, using the Member’s age as of the Member’s birthday in the distribution calendar year; or

(ii)	if the Member’s sole Designated Beneficiary for the distribution calendar year is the Member’s spouse, the quotient obtained by dividing the Member’s Account Balance by the number in the Joint and Last Survivor Table set forth in Section 1.401(a)(9)-9 of the Treasury Regulations, using the Member’s and spouse’s attained ages as of the Member’s and spouse’s birthdays in the distribution calendar year.

(2) Lifetime Required Minimum Distributions Continue Through Year of Member’s Death. Required minimum distributions will be determined under this Article 9.08(c) beginning with the first distribution calendar year and up to and including the distribution calendar year that includes the Member’s date of death.

(d)	Required Minimum Distributions After Member’s Death.

(1) Death On or After Date Distributions Begin.

(i)	Member Survived by Designated Beneficiary. If the Member dies on or after the date distributions begin and there is a Designated Beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Member’s death is the quotient obtained by dividing the Member’s Account Balance by the longer of the remaining life expectancy of the Member or the remaining life expectancy of the Member’s Designated Beneficiary, determined as follows:

(a)	The Member’s remaining life expectancy is calculated using the age of the Member in the year of death, reduced by one for each subsequent year.

(b)	If the Member’s surviving spouse is the Member’s sole Designated Beneficiary, the remaining life expectancy of the surviving spouse is calculated for each distribution calendar year after the year of the Member’s death using the surviving spouse’s age as of the spouse’s birthday in that year. For distribution calendar years after the year of the surviving spouse’s death, the remaining life expectancy of the surviving spouse is calculated using the age of the surviving spouse as of the spouse’s birthday in the calendar year of the spouse’s death, reduced by one for each subsequent calendar year.

(c)	If the Member’s surviving spouse is not the Member’s sole Designated Beneficiary, the Designated Beneficiary’s remaining life expectancy is calculated using the age of the Beneficiary in the year following the year of the Member’s death, reduced by one for each subsequent year.

(ii)	No Designated Beneficiary. If the Member dies on or after the date distributions begin and there is no Designated Beneficiary as of September 30 of the year after the year of the Member’s death, the remaining Account Balance will be distributed to the Designated Beneficiary as soon as practical after the Member’s death, but no later than the end of the calendar year in which the Member died.

(2) Death Before Date Distributions Begin.

(i)	Member Survived by Designated Beneficiary. Except as provided in subsection (b)(2)(v), if the Member dies before the date distributions begin and there is a Designated Beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Member’s death is the quotient obtained by dividing the Member’s Account Balance by the remaining life expectancy of the Member’s Designated Beneficiary, determined as provided in Article 9.08(d)(1).

(ii)	No Designated Beneficiary. If the Member dies before the date distributions begin and there is no Designated Beneficiary as of September 30 of the year following the year of the Member’s death, distribution of the Member’s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Member’s death.

(iii)	Death of Surviving Spouse Before Distributions to Surviving Spouse Are Required to Begin. If the Member dies before the date distributions begin, the Member’s surviving spouse is the Member’s sole Designated Beneficiary, and the surviving spouse dies before distributions are required to begin to the surviving spouse under Article 9.08(b)(2)(i), this Article 9.10(d)(2) will apply as if the surviving spouse were the Member.

(3) Election to Allow Designated Beneficiary Receiving Distributions Under 5-Year Rule to Elect Life Expectancy Distributions. A Designated Beneficiary who is receiving payments under the 5-year rule may make a new election to receive payments under the life expectancy rule until December 31, 2003, provided that all amounts that would have been required to be distributed under the life expectancy rule for all distribution calendar years before 2004 are distributed by the earlier of December 31, 2003 or the end of the 5-year period.

(e)	Definitions.

(1) Designated Beneficiary. The individual(s) or entity(ies) who is designated as the Beneficiary under Article 21 of the Plan in accordance with procedures established by the Administrator, and who is the Designated Beneficiary under Section 401(a)(9) of the Internal Revenue Code and Section 1.401(a)(9)-1, Q&A-4, of the Treasury Regulations.

(2) Distribution calendar year. A calendar year for which a minimum distribution is required. For distributions beginning before the Member’s death, the first distribution calendar year is the calendar year immediately preceding the calendar year which contains the Member’s Required Beginning Date. For distributions beginning after the Member’s death, the first distribution calendar year is the calendar year in which distributions are required to begin under Article 9.08(b)(2). The required minimum distribution for the Member’s first distribution calendar year will be made on or before the Member’s Required Beginning Date. The required minimum distribution for other distribution calendar years, including the required minimum distribution for the distribution calendar year in which the Member’s Required Beginning Date occurs, will be made on or before December 31 of that distribution calendar year.

(3) Life expectancy. Life expectancy as computed by use of the Single Life Table in Section 1.401(a)(9)-9 of the Treasury Regulations.

(4) Member’s Account Balance. The Account Balance as of the last valuation date in the calendar year immediately preceding the distribution calendar year (valuation calendar year) increased by the amount of any contributions made and allocated or forfeitures allocated to the Account Balance as of dates in the valuation calendar year after the valuation date and decreased by distributions made in the valuation calendar year after the valuation date. The Account Balance for the valuation calendar year includes any amounts rolled over or transferred to the Plan either in the valuation calendar year or in the distribution calendar year if distributed or transferred in the valuation calendar year.

(5) Required Beginning Date. The date specified in Article 9.01 of the Plan.

ARTICLE 10

WITHDRAWALS

10.01 Hardship Withdrawal. If a Member elects to withdraw all or any part of his Employee Before-Tax Contribution Account, such withdrawal will require the consent of the Vanguard Fiduciary Trust Company and such consent shall be given only if, under uniform rules of application, the Vanguard Fiduciary Trust Company determines that the purpose of the withdrawal is to meet heavy and immediate financial needs of the Member and the amount of the hardship distribution requested is necessary to satisfy the specified need. Withdrawals are permitted only for

(a) payment of college or graduate school tuition and related educational fees for college or graduate school, including room and board, for the next twelve months for the Member, the Member’s spouse, children or dependents;

(b) costs directly related to the purchase of a principal residence for the Member, excluding mortgage payments;

(c) payments necessary to prevent the Member’s eviction from, or foreclosure on the mortgage of, the Member’s principal residence; and

(d) if deductible under Section 213(d) of the Code (disregarding the adjusted gross income threshold), expenses for medical care, to the extent not covered by insurance, which have either been previously incurred by the Member, the Member’s spouse or dependents or are necessary for the Member, the Member’s spouse or dependents to obtain medical care;

(e) payment of burial or funeral expenses for the Member’s deceased parent, spouse, children or dependents (as defined in Section 152 of the Code); and

(f) expenses for the repair of damage to the Member’s principal residence that would qualify for a casualty deduction under Section 165 of the Code (disregarding the adjusted gross income threshold).

The foregoing definition of hardship may be altered by the Administrator, as may the time, amount and manner of distributions under this Article, to the extent required by the Code or applicable regulations. No distributions may be made under this Article to the extent that such distributions would be allocable to income allocable to Employee Before-Tax Contributions. A hardship withdrawal will not be approved after commencement of benefit payments. Only one hardship withdrawal is permitted per calendar quarter.

The amount of the hardship distribution shall not exceed the amount of the Member’s immediate and heavy financial need. The amount of an immediate and heavy financial need may include any amounts necessary to pay any Federal, state or local income taxes or penalties reasonably anticipated to result from the distribution. Prior to obtaining a hardship distribution from this Plan, the Member must obtain all distributions, other than hardship distributions, and all nontaxable loans from this Plan and from all other plans maintained by the Employer. Notwithstanding any provisions of this Plan to the contrary, effective January 1, 2005, distributions for purposes of the preceding sentence, include requiring the Member to elect to receive all ESOP dividends payable under the Plan in cash.

A hardship distribution from this Plan will be permitted only if all other plans maintained by the Employer prohibit the Member from making (a) elective contributions and Employee contributions for at least twelve months subsequent to the hardship distribution; and (b) elective contributions for the taxable year subsequent to the taxable year of the hardship distribution, which exceed the limit on such deferrals under Section 402(g) of the Code for such subsequent taxable year less the amount of such Member’s elective contributions for the taxable year of the hardship distribution.

A Member who takes a hardship withdrawal of Employee Before-Tax Contributions after December 31, 2001, shall be prohibited from making Employee Before-Tax Contributions and Employee After-Tax Contributions under this and all other plans of the Employer for six (6) months after receipt of the distribution.

10.02 Age 59 1/2 Withdrawals. A Member may withdraw any portion of his Employee Before-Tax Contribution Account for any reason after attainment of age 59 1/2. Notwithstanding the foregoing, a Member who is a Transferred Avecia Employee shall be permitted to withdraw the portion of his transferred Avecia account balance attributable to fixed company contributions under the Avecia Deferred Compensation Plan after attainment of age 59 1/2.

10.03 Withdrawals of Matching Contributions. If a Member elects to withdraw all of any part of his vested Matching Contributions Account, such withdrawal is permitted for any reason. However, no distribution shall be made under this Article to the extent that such distribution is allocable to amounts contributed by the Employer to the Member’s account during the 24-month period preceding distribution.

Notwithstanding anything contained in the first paragraph herein, a Member will not be permitted to withdraw Matching Contributions made with respect to periods commencing on or after January 1, 2001 from his vested Matching Account unless and until he has attained age 59 1/2.

10.04 Withdrawals of Employee After-Tax Contributions. A Member may withdraw from his accounts representing Employee After-Tax Contributions and rollover contributions and income thereon, cash in an amount equal to a specific percentage or dollar amount of such accounts once each calendar quarter. Such withdrawal shall be made proportionately, to the extent possible, from all Funds in which any Employee After-Tax Contributions and rollover contributions of such Member are then invested.

10.05 Effective Date. Each withdrawal shall be effective as of the first Valuation Date occurring at least ten days (or such lesser number as the Trustee from time to time may determine) after the date of receipt by the Trustee of the Member’s withdrawal request. The amounts to which the Member is entitled shall be delivered to the Member as soon as practicable after the effective date of the withdrawal.

10.06 Withdrawals in Company Stock. To the extent of any withdrawal pursuant to this Article 10 of contributions invested in the Company Stock Fund, such withdrawal may be made, at the election of the Member, in shares of Company Stock (to the extent of whole shares) and in cash as to any fractional shares.

ARTICLE 11

LOANS

11.01 Loan Application. A Member who is an active Employee may make application to the Trustee to borrow from the Trust Fund, and the Trustee may, in its sole discretion, permit such loan, provided, however, that such loans shall be made available to all such Members on a reasonably equivalent basis. The authority herein granted to the Trustee approve loans from the Trust Fund shall not be used as a means of distributing benefits before they otherwise become due.

11.02 Loan Terms and Conditions.

(a) The maximum loan amount available to a Member from this Plan shall not, at the time any such loan is made, exceed the lesser of (i) $50,000 reduced by the excess (if any) of the highest outstanding balance of loans from the Plan during the one-year period ending on the day before the date on which such loan was made, over the outstanding balance of loans from the Plan on the date on which such loan was made, or (ii) 50% of the Member’s Employee After-Tax Contributions, Employee Before-Tax Contributions and the income thereon as of the last preceding Valuation Date. For purposes of this limitation, all loans from all qualified plans maintained by the Employer or by any entity required to be aggregated with the Employer pursuant to Sections 414(b), (c), (m), or (o) must be aggregated. The minimum loan amount shall be $1,000. No more than one loan from the Plan to a Member shall be permitted at any time.

(b) Loans shall be made pursuant to notes approved by the Trustee which shall bear (i) a rate per annum equal to 1% over the prime commercial lending rate as announced in The Wall Street Journal and in effect on the last day of the month preceding the month in which such loan is approved, or (ii) a reasonable interest rate equal to the prevailing rate charged by lenders for similar loans as determined by the Administrator, in its discretion. The note shall specify the time and manner of repayment, as determined by the Trustee.

(c) Loans shall not be made available to Members who are Highly Compensated Employees in an amount greater than the amount made available to other Members.

(d) The Member must consent in writing within the 90 day period before the making of the loan, to the possible reduction in the Member’s account balance if the terms of the loan are not properly fulfilled and fully executed. The consent must be in writing, must acknowledge the effect of the loan, and must be witnessed by a notary public. Such consent shall thereafter be binding with respect to the consenting spouse or any subsequent spouse with respect to that loan. A new consent shall be required if the account balance is used for renegotiation, extension, renewal, or other revision of the loan.

Notwithstanding any other provision of this Plan, the portion of the Member’s vested account balance used as a security interest held by the Plan by reason of a loan outstanding to the Member shall be taken into account for purposes of determining the amount of the account balance payable at the time of death or distribution, but only if the reduction is used as repayment of the loan. If less than 100% of the Member’s vested account balance (determined without regard to the preceding sentence) is payable to the surviving spouse, then the account balance shall be adjusted by first reducing the vested account balance by the amount of the security used as repayment of the loan, and then determining the benefit payable to the surviving spouse.

(e) All loans shall be adequately secured. A loan shall be deemed to be adequately secured if the amount of the loan to a Member does not exceed 50% of the vested amount of the Member’s account balance at the time of the making of such loan. If, at any time, the amount of the outstanding loan to a Member does exceed that limitation, then the Trustee shall require the Member to repay the amount of principal balance due on such loan to an amount not in excess of such limitation, or to adequately secure with collateral other than the vested amount of the Member’s account balance the amount by which such loan exceeds the limitation. The Trustee shall have sole discretion to determine the nature and amount of security required.

(f) The period for repayment of a loan issued pursuant to this Article must, by the terms of the note, not exceed five years. Notwithstanding the above, if the purpose or use of the loan, as determined at the time of issuance, is to acquire any dwelling unit which within a reasonable time is to be used as the principal residence of the Member, the period for repayment of the loan shall be extended to 15 years.

(g) At the sole discretion of the Company, administrative expenses that are incurred in connection with a loan executed under this Article 11 and payable by the Trustee may be charged against the Members’ accounts.

11.03 Funding of Loans. A loan from the Plan shall be funded as of a Valuation Date by (a) reducing the value of the Member’s Employee After-Tax, Employee Before-Tax Contributions Accounts and Rollover Account, pro rata, from the investment funds designated by the Member, or if no such funds are designated by the Member, from all investment funds, pro rata equal to the loan amount, and (b) transferring the proceeds resulting from such reduction to the Member’s loan account (the “Loan Account”).

11.04 Loan Repayment and Prepayment.

(a) A loan shall be amortized in level payments. For a Member with an outstanding loan who is receiving Earnings, interest and principal shall be payable commencing with the first payroll payment made in the month following the month in which the loan amount is disbursed through regular payroll deductions. For a Member with an outstanding loan who is not receiving Earnings but is still an Employee, repayment of principal and interest on the loan shall be made monthly, by certified check or money order, to the Trustee on the date such payment becomes due. A Member who terminates employment must repay the loan in full, by certified check or money order. If a terminated Member does not repay the loan, it shall go into “Default” pursuant to Article 11.05.

(b) Payments of principal and interest shall be applied to reduce amounts outstanding on a loan, shall be recredited by contribution source to the Member’s Employee Before-Tax and Employee After-Tax Contributions Accounts, and then applied pro rata to the Investment Funds in which the Member is invested on the date of such repayment.

(c) At any time after the first anniversary date of a loan, a Member shall be entitled to prepay without penalty all or part of the outstanding principal and accrued interest on such loan provided that prepayments of less than $1,000 shall not be accepted unless such lesser amount represents the total unpaid principal and accrued interest on such loan. In the event of a partial prepayment, the monthly payment of principal and interest shall remain the same, but the duration of the loan term shall be reduced accordingly.

11.05 Loan Default. A Member’s failure to make any payment of principal or interest on a loan when due shall constitute a “Default.” If a Default shall continue for a period of one month, then, in such event, interest (at the rate specified in Article 11.02(b) hereof) shall begin to accrue on the interest due and owing as of such date. If a Default shall continue for a period of two months, then, in such event all unpaid principal and accrued interest on such loan shall, without any notice, demand, presentment or protest, become immediately due and payable. Unless the Member pays in full all such amounts within seven days thereafter, the Member shall be deemed to have made a taxable withdrawal in an amount sufficient to repay the unpaid principal balance and interest accrued through the date of the loan acceleration. Notwithstanding the preceding sentence, in no event will a taxable withdrawal be made from the Employee Before-Tax Contributions (or income attributable thereto) of a Member and in the event that the amount of withdrawal required to fully repay the loan is such that all or a portion of such Employee Before-Tax Contributions would be withdrawn, such withdrawal (to the extent of such Employee Before-Tax Contributions) shall be deferred until such time as the Member’s employment has been terminated.

ARTICLE 12

INVESTMENTS

12.01 Investment Funds. There shall be such Funds for the investment and reinvestment of contributions to the Plan as described in Exhibit A which is attached hereto. One or more of these Funds may be deleted or additional Funds added by the CIPF, in its discretion, by revising Exhibit A.

12.02 Investment Options of Members. A Member’s Employee After-Tax Contributions, Employee Before-Tax Contributions, Catch-up Contributions and Profit Sharing Contributions shall be separately invested in whole percentages in any one or more of the Funds specified in Exhibit A as such Member may elect. Members are permanently prohibited from investing in the Frozen Stock Fund.

12.03 Election of Investment Options. A Member’s initial investment election(s) shall be stated in his initial Payroll Deduction Authorization. Investment elections shall remain in effect until changed by the Member with respect to future Employee After-Tax Contributions, Employee Before-Tax Contributions, Catch-up Contributions or Profit Sharing Contributions by telephone authorization to the Trustee. A Member may make a separate investment election with respect to his Profit Sharing Contributions. No such change in investment elections may be made by a Member more than once each calendar month. If a Member fails to make an investment election, Employee After-Tax Contributions, Employee Before-Tax Contributions and Catch-up Contributions shall be invested in the Interest Income Fund until an executed Payroll Deduction Authorization is received by Corporate Employee Resources. Profit Sharing Contributions shall be invested in the Interest Income Fund until the Member makes a separate investment election with respect to such Profit Sharing Contributions by telephone authorization to the Trustee. The CIPF, may, in its discretion, change the default fund under the Plan after providing notice to all Members.

12.04 Transfer of Accumulated Values. Any Member may elect to have transferred, by telephone or WEB, in accordance with rules or procedures established by the Administrator, as of the first Valuation Date subsequent to such date, any whole percentage of the accumulated values in any one or more Funds attributable to his Employee After-Tax Contributions, Employee Before-Tax Contributions, Profit Sharing Contributions, Catch-up Contributions and income thereon, respectively, from such Fund or Funds to, any other Fund or Funds. No such transfer may be made by a Member more than ten times each calendar quarter. A Member may make a transfer out of the Frozen Stock Fund, but is prohibited from making a transfer to the Frozen Stock Fund.

12.05 ESOP Diversification of Investment. A Member who has attained age 55 can elect to transfer up to 25% of the number of shares of Company Stock credited to his ESOP Account to any other Funds offered under the Plan. Each year thereafter, the Member may annually transfer an additional 20% of the number of shares of Company Stock credited to his ESOP Account to any other Funds offered under the Plan. If a Member who is eligible to make this diversification election decides not to transfer, or to transfer less than the maximum percentage available for transfer in any particular calendar year, the amount which the Member can transfer in the following calendar year shall be increased by the percentage of the transfer foregone in the previous year. Notwithstanding the foregoing, a vested Member who attains age 62 may elect to transfer 100% of the Company Stock in his ESOP Account to one or more other funds.

Notwithstanding the foregoing, effective January 1, 2007, Members who have completed at least three years of vesting service and beneficiaries of deceased Members, shall be permitted to invest Matching Contributions made on or after January 1, 2007 in any one or more of the Investment Funds as the Member shall select. A Member who has attained age 55 and completed at least three years of vesting service as of December 31, 2005 shall be permitted to invest his or her Matching Contribution Account as of December 31, 2006 in any one or more of the Investment Funds under the Plan as the Member shall select. Members who have completed at least three years of vesting service as of January 1, 2007, shall (i) during 2007 be able to invest up to one-third of the Company Stock in their Matching Contribution Account as of December 31, 2006 in any one or more of the Investment Funds under the Plan, (ii) during 2008 be able to invest up to two-thirds of the Company Stock in their Matching Contribution Account as of December 31, 2006 in any one or more of the Investment Funds under the Plan as the Member shall select, and (iii) during 2009 be able to invest one hundred percent of the Company Stock in their Matching Contribution Account as of December 31, 2006 in any one or more of the Investment Funds under the Plan as the Member shall select. Members who complete three years of vesting service during 2007, 2008 or 2009, shall as of the date that they complete three years of vesting service, be able to invest the Company Stock in their Matching Contribution Account as of December 31, 2006 in any one or more of the Investment Funds under the Plan as the Member shall select in accordance with the following schedule:

Year when Three Year Vesting Met	% of 12/31/06 Account that can be diversified

2007	33%
2008	66%
2009	100%

12.06 Investment of Matching Contributions. Matching Contributions shall be invested entirely in the Company Stock Fund. Members who were participants in the Cyanamid Employees Savings Plan on December 31, 1993 and had funds invested in the company stock fund pursuant to the terms of that plan shall have such interest transferred to the Frozen Stock Fund hereunder.

12.07 Cash Dividends on Company Stock Fund. Effective May 1, 2004, all cash dividends paid by the Company with respect to shares of Company Stock held in the Member’s ESOP Account on the record date for the dividend, shall be reinvested in the Company Stock Fund, or distributed to the Member in cash in accordance with the Member’s election. The Member can make an election in the manner specified by the Administrator at any time. A Member’s election shall continue in effect until changed by the Member; provided, however that a Member shall not be permitted to change his/her election during the three days preceding the dividend payment date and the two days following the dividend payment date. A Member who fails to make an election shall be deemed to have elected to have cash dividends attributable to Company Stock held in the ESOP Account reinvested in the Company Stock Fund. A Member who elects that dividends payable with respect to the ESOP Account be distributed in cash shall receive cash payment as soon as practicable after the dividend payment date.

12.08 Investment of Income. Income received from investments in the Funds shall be reinvested in the Fund from which it is earned.

12.09 Temporary Investments. Pending investment of any contributions in one of the Funds, the Trustee may retain such contributions in cash or may invest them in short-term obligations or in any common trust fund of the Trustee, in the Trustee’s discretion.

ARTICLE 13

MEMBERS’ ACCOUNTS IN FUNDS

13.01 Separate Accounts. Each Member shall have established for him separate accounts in each Fund which shall reflect the value (as of the last preceding Valuation Date) of all his Employee After-Tax Contributions, Employee Before-Tax Contributions, Catch-up Contributions and Profit Sharing Contributions respectively, invested in such Fund, and separate accounts in the Company Stock Fund and Frozen Stock Fund which shall reflect the value (as of the last preceding Valuation Date) of all Matching Contributions with respect to such Member. If a Member has received a loan from the Plan in accordance with Article 11, a Loan Account shall be established for him in accordance with Article 11 hereof. If a Member has made a rollover contribution to the Plan pursuant to Article 24, a rollover contribution account shall be established for him.

13.02 Payments to Trustee. Not later than 15 business days after the end of each month, the Company shall pay to the Trustee an amount equal to the aggregate amount of Employee After-Tax Contributions deducted in respect of the Plan during such month, Employee Before-Tax Contributions representing reductions of Earnings during such month, and Matching Contributions. Amounts received by the Company each month in repayment or prepayment of Article 11 loans shall be paid to the Trustee no later than 15 business days after the end of such month and applied in accordance with Article 11.04 hereof. Upon receipt of any Employee After-Tax Contributions, Employee Before-Tax Contributions, Matching Contributions, Catch-up Contributions or Profit Sharing Contributions by the Trustee, the aggregate amount thereof (and income thereon, as from time to time received by the Trustee) shall be credited as hereinafter specified to the respective accounts of the Members in the respective Funds, and the Trustee shall hold, invest and dispose of the same as provided in the Trust.

13.03 Units. The values of each Fund shall be represented by Units, which shall be valued as of each Valuation Date. As used herein, the term “Unit” or “Units” shall include any fraction thereof credited to the account of a Member in a Fund.

ARTICLE 14

MEMBER’S QUARTERLY STATEMENT

As soon as practicable after the end of each calendar quarter, there shall be furnished to each Member a statement as of the end of such quarter of the value of the securities and cash in his accounts. Such statement shall be deemed to have been accepted by the Member, his spouse at any time, if any, and his Beneficiaries designated under Article 21 hereof as correct unless written notice to the contrary from the Member shall be received by the Administrator within 30 days after the mailing of such statement to the Member.

ARTICLE 15

NOTICES, ETC.

15.01 Notices to Employees, Etc. All notices, statements and other communications from the Administrator or a Participating Company to an Employee, Member or designated beneficiary required or permitted hereunder shall be deemed to have been duly given, furnished, delivered or transmitted, as the case may be, when delivered to (or when mailed by first class mail, postage prepaid and addressed to) the Employee at his work location, or to the Employee, Member or beneficiary at his address last appearing on the books of the Administrator.

15.02 Notices to Administrator. All notices, instructions and other communications from an Employee or Member to the Administrator required or permitted hereunder shall be effectuated by delivering to the Administrator, at least ten (or such lesser number as the Administrator from time to time may determine) days prior to the Enrollment Date or other applicable effective date in question a Payroll Deduction Authorization in the manner set forth therein, except as otherwise set forth in the Plan. A Payroll Deduction Authorization applicable to future Earnings shall be effective with respect to Earnings for pay periods commencing on and after the Enrollment Date in respect of which such Payroll Deduction Authorization was delivered provided such authorization was received by the recordkeeper at least ten days prior to the Enrollment Date.

ARTICLE 16

APPOINTMENT OF TRUSTEE AND CIPF

16.01 Appointment of Trustee. The Company shall appoint one or more individuals or corporations to act as Trustee under the Plan, and at any time may remove the Trustee and appoint a successor Trustee. The Company may, without reference to or action by any Employee, Member or beneficiary or any other Participating Company, enter into such Trust Agreement with the Trustee and from time to time enter into such further agreements with the Trustee, make such amendments to such Trust Agreement or further agreements and take such other steps and execute such other instruments as the Company in its sole discretion may deem necessary or desirable to carry the Plan into effect or to facilitate its administration.

16.02 Appointment of CIPF. The Company shall appoint one or more individuals to serve on the Committee on Investment of Pension Funds (the “CIPF”). The CIPF shall be responsible for the selection and monitoring of investment funds offered by the Plan, for the selection and monitoring of any investment managers chosen to manage Plan assets and for the allocation of Plan assets among the investment managers. The CIPF shall be a “named fiduciary” within the meaning of Section 402 of ERISA and shall provide investment instructions to the Trustee in accordance with Section 403 of ERISA.

ARTICLE 17

VOTING OF COMPANY STOCK

The Trustee, itself or by its nominee, shall vote shares of Company Stock in the Company Stock Fund attributable to the Members’ accounts as follows:

17.01 Notice. The Company shall notify each Member of the date and purpose of each meeting of the Company’s stockholders at which owners of shares of Company Stock shall be entitled to vote in the same manner as all other owners are notified, and the Member shall instruct the Trustee how to vote the shares of Company Stock attributable to his account, whether or not vested.

17.02 Vote. The Trustee, itself or by proxy, shall vote shares of Company Stock attributable to Members’ accounts in accordance with the instruction of the Members.

17.03 No Discretion. If, within five business days prior to such meeting of stockholders, the Trustee has not received instructions from the Members with respect to any shares of Company Stock in their accounts, the Trustee may vote such shares at such meeting in the same proportion as the shares for which the Trustee has received timely instructions, subject to applicable law.

ARTICLE 18

ADMINISTRATION

18.01 Appointment of Administrator. The Vice President of Human Resources of the Company from time to time is hereby designated Administrator with the powers and duties of an administrator as defined in the Act, including that of acting as agent for service of process against the Plan.

18.02 Appointment of Fiduciary. The Administrator from time to time is hereby designated Named Fiduciary as defined in the Act with respect to the Plan, with full authority to control and manage the operation and administration of the Plan. The Named Fiduciary may serve and act in more than one fiduciary capacity with respect to the Plan, but not as Trustee, nor may he exercise any power over investment of Employee or Company Contributions. In accordance with Section 405(c) of the Act, the Administrator is authorized to delegate to a specific person or persons any of his fiduciary duties. Without limiting the foregoing grant of authority, the Administrator is specifically authorized to delegate some or all of the duties assigned to him under Article 18.04. Any delegation of fiduciary duty hereunder must be made in writing. Such delegation shall not be effective unless and until it is consented to in writing by the person or persons appointed to perform the fiduciary duty being assigned.

18.03 Books and Records. The Administrator shall cause to be maintained at all times accounts in such form and detail as are necessary for the effective administration of the Plan, except for records pertaining to the holdings in the various Funds, which shall be kept by the Trustee.

18.04 Powers of the Administrator. The Administrator shall have all powers required for the administration and operation of the Plan, including, but not limited to, the following powers including discretionary authority:

(a) To make and enforce such rules and regulations as it shall deem necessary or proper for the efficient administration of the Plan;

(b) To adopt regulations or with the concurrence of General Counsel implement the short-swing profit restrictions under Section 16 of the Securities Exchange Act of 1934 imposing restrictions to prevent insider trading under Rule 10b-5 by limiting the ability of certain Members to invest in, transfer to or from, or receive distributions or withdrawals from the Company Stock Fund;

(c) To interpret the Plan and to decide any and all matters arising hereunder, including the right to remedy possible ambiguities, inconsistencies or omissions, and his decision or action in respect thereof shall be conclusive and binding upon all past, present and future Employees and their beneficiaries, all Participating Companies and upon the Trustee; provided, however, that all such interpretations and decisions shall be applied without discrimination and in a uniform manner to all Employees similarly situated; and provided further, that no such interpretation shall limit or restrict the exercise by the Trustee of its fiduciary duties with respect to the Plan;

(d) To authorize disbursements from the Trust on account of distributions and withdrawals;

(e) To employ such advisors (including, but not limited to, attorneys, independent public accountants, and investment advisors) and such technical and clerical personnel as may be required in the Administrator’s discretion for the proper administration of the Plan; and

(f) To designate, in his discretion, other fiduciaries with respect to the Plan, and to allocate to such fiduciaries such powers (including the appointment of advisors) and responsibilities (other than trustee responsibilities) with respect to the operation and administration of the Plan as he shall deem appropriate.

In carrying out his powers under this Article, the Administrator will be entitled to rely conclusively upon all information, tables, valuations, certificates, opinions and reports which will be furnished by any accountant, counsel, advisor, Employee or Beneficiary.

18.05 Communications. Any person desiring to communicate with the Administrator, including any person claiming benefits under the Plan, shall direct such communication or claim to the Administrator at the address indicated in the summary plan description.

18.06 Claims Review Procedure.

The Administrator shall provide adequate notice in writing to any Member or to any Beneficiary (“Claimant”) whose claim for benefits under the Plan the Administrator has denied within 90 days after the claim was received. The Administrator’s notice to the Claimant shall set forth:

(a) The specific reason for the denial;

(b) Specific references to pertinent Plan provisions on which the Administrator based its denial;

(c) A description of any additional material and information that is needed; and

(d) That any appeal the Claimant wishes to make of the adverse determination must be in writing to the Administrator within 75 days after receipt of the Administrator’s notice of denial of benefits. The Administrator’s notice must further advise the Claimant that his failure to appeal the action to the Administrator in writing within the 75-day period will render the Administrator’s determination final, binding and conclusive.

Such notice shall be forwarded to the Claimant within 90 days of the Administrator’s receipt of the claim; provided, however, that in special circumstances the Administrator may extend the response period for up to an additional 90 days, in which event it shall notify the Claimant in writing of the extension, and shall specify the reason(s) for the extension.

If the Claimant should appeal to the Administrator, he, or his duly authorized representative, may submit, in writing, whatever issues and comments he or his duly authorized representative feels are pertinent. The Claimant, or his duly authorized representative, may review pertinent Plan documents. The Administrator shall re-examine all facts to the appeal and make a final determination as to whether the denial of benefits is justified under the circumstances. The Administrator shall advise the Claimant of its decision within 60 days of the Claimant’s written request for review, unless special circumstances (such as a hearing) would make the rendering of a decision within the 60-day limit unfeasible, but in no event shall the Administrator render a decision respecting a denial for a claim for benefits later than 120 days

The Administrator’s notice of denial of benefits shall identify the name and address of each member of the Administrator to whom the Claimant may forward his appeal.

18.07 Costs and Expenses. Except so long as and to the extent that any Fund is invested in a common trust fund of the Trustee, for amounts charged by the Trustee against such common trust fund, all brokerage commissions, transfer taxes incurred in connection with the purchase or sale of securities and all other expenses of administration of the Plan, including fees and other expenses charged or incurred by the Trustee, shall be borne by the Trust, unless in the Company’s discretion such amounts are paid directly by the Company, for the accounts of and subject to reimbursement by the other Participating Companies in proportion to the number of Employees of each such Participating Company who are Members of the Plan. Taxes, if any, other than transfer taxes, on any securities or cash held by the Trustee or on earnings thereon which are payable by the Trustee shall be charged against the Members’ accounts.

ARTICLE 19

TERMINATION, AMENDMENT, MODIFICATION AND SUSPENSION

19.01 Company Discretion. The Company, by action of its Board of Directors or the Executive Committee to the extent specifically authorized by written resolution of the Board of Directors, may terminate, amend, modify, or suspend the Plan at any time or from time to time to any extent that it may deem advisable for any reason, including, without limitation, with respect to the Employees of any one or more of the Participating Companies. Any such amendment or modification that affects the rights or duties of the Trustee may be made only with the consent of the Trustee.

19.02 Effect. Any termination, amendment, modification or suspension of the Plan may affect Members in the Plan at the time thereof as well as future Members.

19.03 Immediate Vesting; Subsequent Distribution. Upon termination of the Plan or upon complete discontinuance of Company Contributions to the Plan having the effect of terminating the Plan, all accounts of persons affected thereby that are attributable to Matching and Profit Sharing Contributions shall become fully vested immediately.

19.04 No Diversion. Anything herein to the contrary notwithstanding, no termination, amendment or modification of the Plan or suspension of any provision thereof may (a) diminish the value of a Member’s account as of the effective date of such termination, amendment, modification or suspension, or (b) have the effect of diverting all or any part of the value of a Member’s account as of the effective date of such termination, amendment, modification or suspension for purposes other than for the exclusive benefit of the Member and his Beneficiaries, including any surviving spouse.

19.05 Compliance with Law. Anything herein to the contrary notwithstanding, the Company, by action of its Board of Directors, at any time or from time to time may by written amendment, amend, modify or restate any of the provisions of the Plan in any respect, prospectively or retroactively.

19.06 Merger or Transfer. There will be no merger or consolidation with, or transfer of any assets or liabilities to, any other plan, unless each Member will be entitled to receive a benefit immediately after such merger, consolidation, or transfer as if this Plan were then terminated which is at least equal to the benefit he would have been entitled to immediately before such merger, consolidation, or transfer as if this Plan had been terminated.

Notwithstanding the foregoing, the Administrator may direct that the Members’ accounts be transferred to a successor employees’ trust described in Section 401(a) of the Code which is exempt from tax under Section 501(a) of the Code and which is authorized to accept such transfer. The Trustee and the trustee of such successor trust shall require such assurances as is necessary to ensure that the transfer complies with the Act and the Code. In the event of such transfer, no Member or former Member shall have any right to any distribution from the Plan in lieu of such transfer to such other trust. Notwithstanding the foregoing, any such transfer to a trust which is part of a plan with respect to which the Internal Revenue Service has not issued a determination that such plan is qualified under Section 401(a) shall be subject to the condition that, if no such determination has been issued within twelve months after such transfer, the funds shall be promptly re-transferred to the Trust.

ARTICLE 20

MEMBERS’ RIGHTS NOT TRANSFERABLE OR ASSIGNABLE

20.01 Anti-Alienation Rule. No right or interest of any Member under the Plan or in any of his accounts shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation, by execution, levy, garnishment, attachment, pledge or in any other manner, but excluding devolution by death or mental incompetency. No attempted assignment or transfer thereof shall be effective, and no right or interest of any Member under the Plan or in any of his accounts shall be liable for, or subject to, any obligation or liability of such Member.

20.02 QDRO Exception.

(a) Nothing in this Article 20 shall be deemed to apply to any payments required to made pursuant to any order of any court or agency which the Administrator determines to be a qualified domestic relations order, as defined in Section 206(d)(3)(B) of the Act.

(b) Upon receipt by the Plan of any domestic relations order, the Administrator will promptly notify the affected Member and any alternate payee (as defined in Section 206(d)(3) of the Act) of the receipt thereof and of the Plan’s procedures for determining whether such order is a qualified domestic relations order, shall make such determination within a reasonable period after receipt of such order, and shall notify such Member and such alternate payee of such determination promptly thereafter. During the period in which the determination of whether a domestic relations order is a qualified domestic relations order is being made, the Administrator shall cause to be segregated in a separate account in the Plan the amounts which would have been payable to the alternate payee specified in such domestic relations order during such period if the order had been determined upon receipt to be a qualified domestic order, and such amounts shall be paid to such alternate payee if it is determined within 18 months after receipt by the Administrator that such domestic relations order is a qualified domestic relations order. If, within such 18 months, it is determined that such domestic relations order is not a qualified domestic relations order, or if such determination has not been made, then the Administrator shall pay the aggregate amounts segregated in such separate account to the Plan, the Member, or such other person or persons who would have been entitled to such amounts if there had been no order. No payment from such segregated account to any person shall be required to include interest.

(c) In the absence of a breach by the Administrator or any other fiduciary of the Plan of its or his fiduciary obligations to the Plan, the obligation of the Plan to the affected Member and to each alternate payee shall be discharged to the extent of any payment to either such Member or to such alternate payee based upon any determination by the Administrator that a domestic relations order is or is not a qualified domestic relations order.

ARTICLE 21

DESIGNATION OF BENEFICIARIES

The Beneficiary of a married Member shall be the surviving spouse. A married Member may designate a Beneficiary other than the spouse only if the Member obtains the written consent of the spouse to the alternate beneficiary, the spouse acknowledges the effect of the consent and the spouse’s signature is witnessed by a notary public or Plan representative. Subject to the foregoing limitation, each Member making any election under the Plan, and each surviving spouse, and each beneficiary who is a natural person, to whom any benefit under the Plan becomes payable shall file with the Administrator a written designation of a beneficiary or beneficiaries, in such proportions or sequence (in the event of the death of any such beneficiary prior to the completion of payments to such beneficiary) as the Member or surviving spouse or other beneficiary shall designate, to receive, subject to applicable law and any reasonable limitation of general application established by the Administrator, distributions from the Plan in the event of his or her death prior to complete distribution of benefits hereunder. A Member or such surviving spouse or other beneficiary may from time to time as permitted by the Plan revoke or change any such designation, subject to applicable laws and governmental regulations at the time in effect and any regulations which the Administrator may prescribe. In the case of lump sum distributions in respect of a deceased Member, if such Member did not designate a beneficiary, or if such beneficiary did not survive the Member, such distribution shall be made to the estate of the Member. In the event of the death of a Member, any surviving spouse entitled to receive benefits pursuant to the Plan, and all other designated beneficiaries, prior to complete distribution of benefits hereunder, all remaining payments shall be made to the estate of the last of the Member and the last surviving beneficiary (including any surviving spouse) to die, or in accordance (subject to applicable law) with any testamentary designation or disposition of such person. Subject to all of the foregoing, if the Administrator shall be in doubt as to the right of any beneficiary (including any surviving spouse) to receive any distribution, the Administrator may direct that such distribution be made to the estate of the Member, in which case the Trustee, the several Participating Companies and the Administrator shall not be under further liability to anyone. Any distribution in accordance with this Article 21 shall constitute a complete release of all Participating Companies, the Administrator and the Trustee of all obligations with respect to such distribution.

ARTICLE 22

SALE OF DISTRIBUTED SECURITIES

Each Member, by enrolling in the Plan, agrees for himself, any surviving spouse and his beneficiaries that no distribution of any Company Stock to him under the Plan or by him will be made in violation of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any applicable securities or “Blue Sky” law of any jurisdiction, and that he, any such surviving spouse and any beneficiary will, as a condition precedent to receipt of any Company Stock pursuant to the Plan, execute such agreements as may be required by the Company restricting the sale by such Member, his surviving spouse or his beneficiaries of such shares of Company Stock in accordance with law, and will accept certificates representing shares of Company Stock bearing such legends as the Company may, in its discretion, require.

ARTICLE 23

TRANSFERS FROM OTHER QUALIFIED PLANS AND QUALIFIED TRUSTS

23.01 Transfers. In the event of an entity becoming a subsidiary or of the acquisition by the Company or any subsidiary of any business the employees of which become Employees, the Plan, upon authorization of the Board of Directors (or any committee or person to whom the Board of Directors may delegate the authority), may accept, from (a) any pension plan qualified under Section 401 of the Code which formerly provided coverage for such persons or (b) any trust qualified under Section 501 of the Code which formerly provided coverage for such persons, assets allocable to the accounts of such persons, subject to such reasonable conditions as the Administrator may impose to insure compliance with applicable law. Any transfers contemplated by this Article 23.01 shall be allocated and invested as contemplated by the Plan or as the Board of Directors (or any committee or person to whom the Board of Directors may delegate the authority) shall specify in authorizing such transfer as contemplated by this Article 23.01.

23.02 Transfers of Employees. If any Employee is transferred from a subsidiary which is not a Participating Company to a Participating Company and elects to become a Member of the Plan, such person may elect, by filing a Payroll Deduction Authorization with the Administrator, to have transferred to the trust forming part of this Plan all of such person’s individual account balances in any defined contribution individual account plan of such subsidiary which is not a Participating Company in which such person participated as an employee thereof, subject to the requirements of such plan and its related trust, and subject to such reasonable conditions as the Administrator may propose to insure compliance with applicable law. Such transfer shall be effected as of such Valuation Date as the Administrator shall designate.

23.03 No Benefit Reduction. Nothing in this Article 23 shall be deemed to authorize or permit any reduction of the present value of any benefit attributable to any person.

ARTICLE 24

ROLLOVER

24.01 Rollover. An Employee who was (a) a member of a pension plan qualified under Section 401 of the Code or (b) covered by a trust qualified under Section 501 of the Code shall be permitted to transfer in cash his aggregate account balance from such prior plan into the Plan. Any such transfer shall be effected by the Employee delivering (on an Enrollment Date following within the period prescribed in the preceding sentence) a Payroll Deduction Authorization specifying the Fund or Funds in which such Employee’s account balance is to be invested. In addition, the Plan will accept Member rollover contributions and/or direct rollover distributions made after December 31, 2001, as follows:

(i) Direct Rollovers. The Plan will accept a direct rollover of an eligible rollover distribution from a qualified plan described in Section 401(a) or 403(a) of the Code, including after-tax employee contributions; an annuity contract described in Section 403(b) of the Code, excluding after-tax employee contributions; and an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state.

(ii) Member Rollover Contributions from Other Plans: The Plan will accept a Member contribution of an eligible rollover distribution from a qualified plan described in Section 401(a) or 403(a) of the Code; an annuity contract described in Section 403(b) of the Code; an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state.

(iii) Member Rollover Contributions from IRAs. The Plan will accept a Member rollover contribution of the portion of a distribution from an individual retirement account or annuity described in Section 408(a) or 408(b) of the Code that is eligible to be rolled over and would otherwise be includible in gross income. Notwithstanding any other provision in this Article 24.01 any transfers contemplated by this Article shall be subject to such reasonable conditions as the Administrator may impose to insure compliance with applicable law.

24.02 Membership. Upon an Employee’s transferring his account balance to the Plan in accordance with this Article 24, such Employee shall become a Member of the Plan, provided, however, that notwithstanding any provision to the contrary contained in the Plan, an Employee who becomes a Member pursuant to this Article 24 shall not:

(a) make any Employee After-Tax Contributions to the Plan;

(b) have Employee Before-Tax Contributions or Catch-up Contributions contributed to the Plan on such Employee’s behalf; or

(c) receive any Matching or Profit Sharing Contributions until such time as such Employee has met the eligibility conditions of Article 2.02.

24.03 Direct Rollovers.

(a) Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee’s election under this Article, a distributee may elect, at the time and in the manner prescribed by the Administrator, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

(b) Definitions.

(i) “Eligible rollover distribution” means any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee’s designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities). In addition to the foregoing, effective January 1, 2000, an eligible rollover distribution shall not include any hardship distribution described in Section 401(k)(2)(B)(i)(IV) of the Code. Further a portion of a distribution shall not fail to be an eligible rollover distribution merely because the portion consists of Employee After-Tax Contributions which are not includible in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in Section 408(a) or (b) of the Code, a Roth IRA described in Section 408A of the Code (with respect to distributions made after December 31, 2007 and provided that the requirements of Section 408A(c)(3)(B) as in effect before 2010 are satisfied) or to a qualified defined contribution plan or (with respect to distributions made on or after January 1, 2007) a defined benefit plan described in Section 401(a), or a plan described in Section 403(a) of the Code or an annuity contract described in Section 403(b) of the Code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible, to the extent such separate accounting is required by applicable law.

(ii) “Eligible retirement plan” means a qualified plan described in Code Section 401(a), individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, an annuity contract described in section 403(b); or with respect to distributions made after December 31, 2007, a Roth IRA described in Code Section 408A (provided that with respect to distributions made before January 1, 2010 the distribution owner’s modified adjusted gross income is within applicable limits). An eligible retirement plan shall also mean an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan. The definition of eligible retirement plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relation order, as defined in Section 414(p) of the Code.

(iii) “Distributee” means an employee or former employee. In addition, the employee’s spouse or former employee’s surviving spouse and the employee’s or former employee’s spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are distributees with regard to the interest of the spouse or former spouse. Notwithstanding any provision of this Section to the contrary, effective for distributions on or after January 1, 2010, a non-spouse beneficiary of a deceased Member may elect, at the time and in the manner prescribed by the Administrator, to directly roll over any portion of a distribution that would constitute an Eligible rollover distribution if it was made to a Member, surviving spouse or alternate payee, provided such direct rollover is made to an individual retirement account described in Code Section 408(a) or an individual retirement annuity described in Code Section 408(b), or, a Roth IRA described in Code Section 408A(b) that is established on behalf of the non-spouse Beneficiary that is treated as an inherited IRA pursuant to Code Sections 402(c)(11) and 408(d)(3)(C)(ii).

(iv) “Direct Rollover” means a payment by the Plan to the eligible retirement plan specified by the distributee.

ARTICLE 25

TOP HEAVY RULES

25.01 Minimum Employer Contribution. If this Plan becomes top heavy, the Plan guarantees a minimum contribution of 3% of Compensation for each Non-Key Employee who is a Member employed by the Employer on the Determination Date of the Plan Year. For purposes of determining whether the minimum contribution is satisfied, Employee Before-Tax Contributions, Catch-up Contributions and Employee After-Tax Contributions shall be disregarded. The minimum contribution shall not be forfeited under Sections 411(a)(3)(B) or (D) of the Code. The Plan satisfies the guaranteed minimum contribution for the Non-Key Employee if the Non-Key Employee’s contribution rate is at least equal to the minimum contribution.

Notwithstanding the above, if the contribution rate for the Key Employee with the highest contribution rate is less than 3%, the guaranteed minimum contribution for Non-Key Employees shall equal the highest contribution rate received by a Key Employee. The contribution rate is the sum of Company Matching Contributions, Profit Sharing Contributions and forfeitures allocated to the Member’s account for the Plan Year divided by his Compensation for the Plan Year. To determine the contribution rate, the Administrator shall consider all qualified defined contribution plans maintained by the Employer as a single plan. Employer Matching Contributions that are used to satisfy the minimum contribution requirements shall be treated as matching contributions for purposes of the actual contribution percentage test and other requirements of Section 401(m) of the Code.

25.02 Additional Contribution. If the contribution rate for the Plan Year with respect to a Non-Key Employee described in Article 25.01 is less than the minimum contribution, the Employer will increase its contribution for such Member to the extent necessary so that his contribution rate for the Plan Year will equal the guaranteed minimum contribution. The Administrator shall allocate the additional contribution to the Profit Sharing Contribution Account of the Non-Key Employee for whom the Employer makes the contribution.

If a Non-Key Employee Participant is a Participant in this Plan and in another plan that is part of a top-heavy group, the minimum benefit will be provided under the Cytec Salaried and Nonbargaining Employees’ Retirement Plan or Cytec Bargaining Employees’ Retirement Plan, as applicable.

25.03 Determination of Top Heavy Status. The Plan is top heavy for a Plan Year if the top heavy ratio as of the Determination Date exceeds 60%. The top heavy ratio is a fraction, the numerator of which is the sum of the present value of the Account Balances of all Key Employees as of the Determination Date and distributions made within the one year period ending on the Determination Date, and the denominator of which is a similar sum determined for all Employees. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Section 416(g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than separation from service, death, or disability, this provision shall be applied by substituting “5-year period” for “1-year period.” The accrued benefits and accounts of any individual who has not performed services for the Employer during the 1-year period ending on the determination date shall not be taken into account. The Administrator shall calculate the top heavy ratio without regard to the Account Balance attributable to any Non-Key Employee who was formerly a Key Employee. The Administrator shall calculate the top heavy ratio, including the extent to which it must take into account contributions not made as of the Determination Date, distributions, rollovers and transfers, in accordance with Section 416 of the Code and the Treasury regulations thereunder.

If the Employer maintains other qualified plans (including a simplified employee pension plan) this Plan is top heavy only if it is part of the Required Aggregation Group, and the top heavy ratio for both the Required Aggregation Group and the Permissive Aggregation Group exceeds 60%. The Administrator will calculate the top heavy ratio in the same manner as required by the first paragraph of this Article 25.03, taking into account all plans within the aggregation group. The Administrator shall calculate the present value of accrued benefits and the other amounts the Administrator must take into account under defined benefit plans or simplified employee pension plans included within the group in accordance with the terms of those plans, Section 416 of the Code and the Treasury regulations thereunder. The Administrator shall calculate the top heavy ratio with reference to the Determination Dates that fall within the same calendar year.

25.04 Definitions. For purposes of applying the provisions of this Article 25:

(a) “Key Employee” shall mean, any Employee or former Employee (including any deceased Employee) who at any time during the Plan Year that includes the determination date was an officer of the Employer having Annual Compensation greater than $130,000 (as adjusted under Section 416(i)(1) of the Code for Plan Years beginning after December 31, 2002), a 5-percent owner of the Employer, or a 1-percent owner of the Employer having Annual Compensation of more than $150,000. For this purpose, annual Compensation means compensation within the meaning of Section 415(c)(3) of the Code. The determination of who is a Key Employee will be made in accordance with Section 416(i)(1) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.

(b) “Non-Key Employee” is an Employee who does not meet the definition of Key Employee.

(c) “Required Aggregation Group” means (i) Each qualified plan of the Employer in which at least one Key Employee participates; and (ii) any other qualified plan of the Employer which enables a plan described in (i) to meet the requirements of Sections 401(a)(4) or 410 of the Code. Any terminated plan that covered a Key Employee and was maintained within the five-year period ending on the Determination Date shall also be included in the Required Aggregation Group.

(d) “Permissive Aggregation Group” is the Required Aggregation Group plus any other qualified plans maintained by the Employer, but only if such group would satisfy in the aggregate the requirements of Sections 401(a)(4) and 410 of the Code. The Administrator shall determine which plan to take into account in determining the Permissive Aggregation Group.

(e) “Determination Date” for any Plan Year is the last day of the preceding Plan Year or, in the case of the first Plan Year of the Plan, the last day of that Plan Year.

ARTICLE 26

MISCELLANEOUS PROVISIONS

26.01 Burden of Investment Risk. Each Member assumes all risk connected with any decrease in the market price of any securities, including Company Stock, credited to any of his accounts.

26.02 No Contract of Employment. The establishment of the Plan shall not be construed as conferring any legal rights upon any Employee or any person for a continuation of employment nor shall it interfere with the rights of any Participating Company to discharge any Member or to treat him without any regard to the effect that such treatment might have on him as a Member.

26.03 Missing Members. If the Administrator is unable, within three years after any benefit becomes due under the Plan to a Member or Beneficiary, to make payment because the identity and/or whereabouts of such person can not be ascertained notwithstanding the mailing of due notice to any last known address or addresses, the Administrator shall direct that any such benefits be forfeited and such forfeiture shall be applied to reduce the amount of the Company’s Matching Contribution for that year; provided, however, that the Member’s account balance shall be restored (in an amount equal to the amount forfeited) upon proper claim made by such Member or Beneficiary prior to the termination of the Plan. In the event a proper claim is made, benefits under this Article 26.03 shall be restored based upon additional Company contributions made in order to restore such benefits.

26.04 Governing Law. This Plan shall be construed and interpreted in accordance with the laws of the State of New Jersey, to the extent not pre-empted by the Act.

ARTICLE 27

EMPLOYEE STOCK OWNERSHIP PLAN

27.01 General. The portion of a Member’s account which consists of Company Stock held on April 30, 2004 plus all additional Member and Company contributions made on and after May 1, 2004 to this Plan shall constitute an employee stock ownership plan (“ESOP”) within the meaning of Section 4975(e)(7) of the Code. The provisions of this Article 27 shall supersede contrary provisions of the Plan.

27.02 Acquisition and Disposition of Company Stock.

(a) Any purchase of Company Stock by the Trust pursuant to this Article 27 shall be made at a price which, in the judgment of the Trustee, does not exceed the fair market value of such shares, and any sale of Company Stock pursuant to this Article 27 shall be made at a price which, in the judgment of the Trustee, is not less than its fair market value. The Administrator may direct the Trustee to buy Company Stock from, or sell Company Stock to, any person, subject to paragraph (b).

(b) In the case of any transaction under this Article 27 involving the transfer of Company Stock between the Trust and a disqualified person, as defined in ERISA, or any transaction which is subject to ERISA Section 406(b), no commission shall be charged with respect to the transaction and the transaction shall be for adequate consideration (as defined in ERISA Section 3(18)).

(c) Except as otherwise determined by the Administrator, the Company shall pay all costs of administering the ESOP portion of the Plan and any related expenses of the Trustee, not including interest and normal brokerage charges which are included in the costs of securities purchased (or charged to proceeds in the case of sales).

IN WITNESS WHEREOF, the Company hereby executes and adopts this restated Plan this 20th day of December, 2009.

Corporate Seal	CYTEC INDUSTRIES INC.

/s/ Marilyn R. Charles
Marilyn R. Charles
Vice President, Human Resources

EXHIBIT A

The Investment Funds for the Cytec Employees’ Savings and Profit Sharing Plan shall consist of the following:

1. INTEREST INCOME FUND – A fund which invests primarily in investment contracts issued by insurance companies and commercial banks. The investments are made directly or through investments in the Vanguard Retirement Savings Trust. In addition, a portion of the Fund may be invested in the Vanguard Federal Money Market Fund for liquidity purposes. The investment return to members is a blended rate of all investments in the fund.

2. COMPANY STOCK FUND OR CYTEC STOCK FUND – A fund which invests primarily in common stock of the Company, and any cash balances that are held for liquidity purposes are invested in the Vanguard Money Market Reserve Prime Portfolio.

3. VANGUARD BALANCED INDEX FUND – A Fund which attempts to replicate the investment performance of the Wilshire 5000 Total Market Index with respect to 60% of its assets, and the investment performance of the Lehman Brothers Aggregate Bond Index with respect to the remaining 40% of its assets.

4. VANGUARD 500 INDEX FUND – A Fund which seeks to replicate the investment performance of the Standard & Poor’s 500 Index.

5. VANGUARD EXPLORER FUND – A Fund which invests primarily in common stocks of small and emerging growth companies.

6. VANGUARD INTERNATIONAL GROWTH FUND – A Fund which invests primarily in the stocks of as many as 30 foreign stock markets, including Japan, the United Kingdom, France and the Netherlands.

7. VANGUARD LIFE STRATEGY CONSERVATIVE GROWTH FUND – A Fund which has a portfolio of investments in stocks, bonds and money market reserves and seeks to provide current income and low to moderate growth of capital.

8. VANGUARD LIFE STRATEGY GROWTH FUND – A Fund which has a portfolio of investments in stocks, bonds and money market reserves and seeks to provide growth of capital over the long-term.

9. VANGUARD PRIMECAP FUND – A fund that invests primarily in stocks of companies with above average prospects for continued earnings growth, strong industry positions, and skilled management teams.

10. VANGUARD TOTAL BOND MARKET INDEX FUND – A fund that seeks a high level of investment income by investing in a large sampling of fixed income securities that strive to match key characteristics of the Lehman Brothers® Aggregate Bond Index.

The following Investment Funds for the Cytec Employees’ Savings and Profit Sharing Plan shall be available as of March 1, 2010:

11. VANGUARD EQUITY INCOME FUND – Seeks a high level of dividend income and reasonable long-term capital appreciation by investing in the stocks of large and mid-capitalization stocks with above-average dividend yields.

12. VANGUARD MID-CAP INDEX FUND – Seeks to parallel the performance of the unmanaged MSCI US Mid Cap 450 Index, which comprises a market-capitalization-weighted group of medium-sized companies.

13. VANGUARD SMALL-CAP INDEX FUND VANGUARD – A passively managed fund investing in small-capitalization equities represented in the MSCI US Small Cap 1750 Index. The MSCI index includes the 1,750 smallest stocks in the MSCI US Investable Market 2500 Index.

EXHIBIT B

PARTICIPATING COMPANIES

Cytec Engineered Materials Inc.

D Aircraft Products, Inc.

Carbon Fibers LLC (effective September 1, 2001)

Cytec Surface Specialties Inc. (effective March 1, 2005)

EXHIBIT C

PROFIT SHARING CONTRIBUTION

Percentage of Member’s Earnings

Plan Year	1%	2%	3%	4%	5%

2005 - 2012	EPS Growth 0%t04%	EPS Growth greater than 4% and up to 8%	EPS Growth greater than 8% and up to 12%	EPS Growth greater than 12% and up to 16%	EPS Growth greater than 16%

Earnings Per Share (“EPS”)

Note: As used in this Exhibit C and in Article 7, Earnings Per Share shall mean the diluted earnings per common share of the Company as set forth in its year-end financial report determined in accordance with generally accepted accounting principles, as may be adjusted by the Executive Committee in its sole discretion and to the extent it deems appropriate, to eliminate or reduce the effects on earnings per share of any gains, losses and/or one-time charges related to acquisitions or divestitures, including but not limited to the effects of purchase accounting business combinations, pooling of interests business combinations and gain or loss on discontinued operations.